Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 25, 2023

among

INDCO, INC.,

ANTIBODIES INCORPORATED,

AVES LABS, INC.,

PHOSPHOSOLUTIONS LLC,

IMMUNOCHEMISTRY TECHNOLOGIES LLC,

ECM BIOSCIENCES, LLC,

STEPHAEN HALL PHD LTD,

and

IMMUNOBIOSCIENCE CORP.,

as Borrowers,

and

FIRST MERCHANTS BANK,

as Bank

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is executed as of April 25, 2023 (the “Closing Date”), by and among INDCO, INC., a Tennessee corporation (“INDCO”), ANTIBODIES INCORPORATED, a California corporation (“Antibodies”), AVES LABS, INC., an Oregon corporation (“Aves”), PHOSPHOSOLUTIONS LLC, a Nevada limited liability company (“PSLLC”), IMMUNOCHEMISTRY TECHNOLOGIES LLC, a Minnesota limited liability company (“ICT”), ECM BIOSCIENCES, LLC, a Kentucky limited liability company (“ECM”), STEPHEN HALL PHD LTD, an Indiana corporation (“SAH”), IMMUNOBIOSCIENCE CORP., a Washington corporation (“IBSC”, and collectively with INDCO, Antibodies, Aves, PSLLC, ITC, ECM and SAH, the “Borrowers”, and each individually, a “Borrower”), and FIRST MERCHANTS BANK, an Indiana bank (together with its successors and assigns, “Bank”).

PRELIMINARY STATEMENTS

A.          INDCO and Bank are parties to that certain Credit Agreement dated as of the Original Closing Date, as amended from time to time prior to the date hereof (as amended to date, the “Existing Credit Agreement”).

B.           Borrowers other than INDCO wish to join the Existing Credit Agreement as joint and several borrowers thereunder and amend and restate the Existing Credit Agreement as set forth herein.

C.          Borrowers request that Bank amend and restate the Existing Credit Agreement as set forth herein and continue to provide the credit facilities described in this Agreement, and the Bank is willing to make credit facilities available to Borrowers, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Amendment and Restatement; Definition of Terms

Section 1.01.         Amendment and Restatement.  The parties hereto agree that the Existing Credit Agreement shall be and hereby is amended and restated in its entirety by this Agreement.  This Agreement shall not constitute a novation of the Existing Credit Agreement or the indebtedness created thereunder. This Agreement does not evidence or effect a release or relinquishment of any Lien (defined below), or the priority thereof, granted under any Loan Document, as defined herein or in any prior agreement, including the Existing Credit Agreement.  All Liens granted under any Loan Documents shall continue pursuant to such documents and shall secure all Obligations (defined below).

Section 1.02.          Accounting Terms/Financial Statements.  All accounting and financial terms used in this Agreement are used with the meanings such terms are given in accordance with GAAP, except as may be otherwise specifically provided in this Agreement.  Notwithstanding the foregoing, the parties agree that, for the purposes of this Agreement, all leases that were treated as operating leases under GAAP prior to the effectiveness of Accounting Standard Codification 842 of the Financial Accounting Standards Board (“FASB ASC 842”) will continue to be treated as operating leases regardless of the application of FASB ASC 842, which would otherwise require such leases to be treated as finance leases under GAAP.

Section 1.03.          Definitions.  The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

“2023 Parent Distribution” means the Distribution made by the Borrowers to Parent on or around the Closing Date in an amount not to exceed $3,000,000.00.

“Account” has the meaning ascribed to such term in the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition Loan” and “Acquisition Loans” have the meaning ascribed to such terms in Section 2.04 of this Agreement.

“Acquisition Loan Commitment” means the obligation of Bank to make Acquisition Loans not exceeding $5,000,000.00 in the aggregate, as such amount may be modified from time to time pursuant to the terms of this Agreement.

“Acquisition Loan Credit Availability” means the amount by which (a) the Acquisition Loan Commitment exceeds (b) the aggregate amount of the Acquisition Loans outstanding at such time.

“Acquisition Loan Draw Period Expiration Date” means October 25, 2024.

“Acquisition Loan Maturity Date” means the earlier of (a) April 25, 2029, or (b) that date upon which Bank accelerates payment of the Acquisition Loans in accordance with Section 7.02 of this Agreement.

“Acquisition Note” has the meaning ascribed to such term in Section 2.04(b) of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, the Term SOFR Rate plus 0.11% (11 Basis Points); provided that, if the Adjusted Term SOFR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for purposes of calculating such rate.  The Adjusted Term SOFR Rate is subject to adjustment from time to time based on changes in the Term SOFR Rate.  Such adjustments shall be made on the 20th day of every month (the “Reset Date”), beginning May 20, 2023.

“Advance” means a disbursement of proceeds of one of the Loans as contemplated in this Agreement.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, shareholder, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as amended, modified, supplemented and/or restated from time to time and at any time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Spread” means the corresponding amount per annum as set forth below based on Total Funded Debt to EBITDA Ratio:

Total Funded Debt to EBITDA Ratio	Applicable Spread

Greater than 1.75 to 1.00	350 Basis Points

Less than or equal to 1.75 to 1.00	275 Basis Points

The Applicable Spread shall be determined and adjusted quarterly on the date (each a “Calculation Date”) the Borrowers are required to provide a Compliance Certificate pursuant to Section 5.01(b) below for the most recently ended fiscal quarter of the Borrowers; provided that (a) the Applicable Spread shall be determined by reference to the Total Funded Debt to EBITDA Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding the applicable Calculation Date, and (b) if the Borrowers fail to provide a Compliance Certificate as required by Section 5.01(b) for the most recently ended fiscal quarter of the Borrowers preceding the applicable Calculation Date, the Applicable Spread from such Calculation Date shall be 350 Basis Points until such time as an appropriate Compliance Certificate is provided, at which time the Applicable Spread shall be determined by reference to the Total Funded Debt to EBITDA Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding such Calculation Date.  The Applicable Spread shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Spread shall be applicable to all Loans then existing or subsequently made or issued which are determined by reference to the Applicable Spread.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01(b) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, or (ii) any Loans are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Spread for any period (an “Applicable Period”) than the Applicable Spread applied for such Applicable Period, then (A) the Borrowers shall promptly deliver to the Bank a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Spread for such Applicable Period shall be determined as if the Total Funded Debt to EBITDA Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrowers shall retroactively be obligated to pay to the Bank the accrued additional interest and fees owing as a result of such increased Applicable Spread for such Applicable Period, which payment shall be promptly applied by the Bank in accordance with this Agreement.

“Application for Advance” means a written application of Borrowers for an Advance substantially in a form acceptable to Bank or in such form as Bank may request from time to time.

“Authorized Officer” means, with respect to any Person, the Chief Executive Officer, Chief Financial Officer, Manager, President, Vice President, Treasurer or other officer of such Person or other such Person identified by such Person from time to time as having authority to act on such Person’s behalf.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Loan Commitment and (ii) the Borrowing Base minus (b) the Revolving Credit Obligations.

“Bank Product” means any service or facility extended to the Loan Parties, Parent and their Subsidiaries by Bank or an Affiliate of Bank, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) automated clearinghouse (ACH) transactions, and (f) cash and treasury management, including controlled disbursement, accounts or services.

“Bank Product Agreement” means an agreement entered into from time to time by the Loan Parties, Parent and their Subsidiaries with Bank or any Affiliate of Bank with respect to or in connection with any Bank Product.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties, Parent and/or their Subsidiaries to Bank or an Affiliate of Bank pursuant to or evidenced by any Bank Product Agreement or otherwise arising from or in connection with any Bank Product, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Basis Point” means one one-hundredth of one percent (.01%) and when used in the plural, such term means the number of basis points indicated.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Money” means with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Person, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, or (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables); (b) Capital Lease Obligations; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

“Borrower Representative” means INDCO.

“Borrowing Base” means, at any date a determination thereof is made, except as otherwise provided, an amount equal to the sum of (a) eighty percent (80%) of the book value of the Borrowers’ Eligible Accounts, plus (b) fifty percent (50%) of the book value of Borrowers’ Eligible Inventory, minus (c) the amount of all Reserves.

“Borrowing Base Certificate” means a borrowing base certificate in form and substance acceptable to Bank or in such form as Bank may request from time to time.

“Business Day” means a day on which the principal offices of Bank in Indianapolis, Indiana, are open for the purpose of conducting substantially all of Bank’s business activities; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which an Interest Rate Agreement with Bank is then in effect with respect to all or a portion of the Loans, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Interest Rate Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of the Loan subject to such Interest Rate Agreement.

“Capital Lease” means, at any time, any lease or other arrangement conveying the right to use of property (whether real, personal or mixed) with respect to which the lessee is required to classify and account for as a capital lease or finance lease on a balance sheet of such lessee under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Capital Expenditures” means, for any period, expenditures made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property, or equipment which, in accordance with GAAP, would be classified as a fixed or capital asset on a balance sheet of any Borrower for such period prepared in accordance with GAAP and which were not financed with new debt, including a Loan.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A‑1 (or better) by Standard & Poor’s Ratings Group, or P‑1 (or better) by Moody’s Investors Service, Inc.; provided that the maturities of such Cash Equivalents shall not exceed 365 days.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by Bank with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Voting Interests representing more than 51.00% of the outstanding Voting Interests of Parent, or (ii) Parent shall cease to own, directly or indirectly, Voting Interests of each other Loan Party, including securities that are freely and without material conditions convertible into or exchangeable for Voting Interests of such other Loan Parties, in an aggregate amount representing 100% of the total aggregate voting power of all classes of the Voting Interests of such other Loan Parties.

“Closing Date” has the meaning ascribed to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property, other than Excluded Property, owned, leased or operated by a Person covered by the Loan Documents and any and all other property, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Bank, to secure all or any part of the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in form and substance as Bank may request from time to time, signed by an Authorized Officer of Borrower Representative confirming that all of the representations and warranties contained in Section 3.01 (other than Section 3.01(d)) of this Agreement are true and correct as of the date of such certificate except as specified therein and with the further exceptions that all other representations will be construed to have been amended to conform with any changes of which Borrowers shall have previously given Bank notice in writing.  The Compliance Certificate shall further confirm that the most current Financial Statements provided by Borrowers to Bank were prepared in accordance with GAAP, and present fairly the financial position of Borrowers and their Subsidiaries as of the dates thereof and the results of the operations of Borrowers and their Subsidiaries for the periods covered, subject to normal year-end audit adjustments, and that since the date of the most current Financial Statements provided by Borrowers to Bank there has been no Material Adverse Effect. The Compliance Certificate shall further confirm that no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of the Compliance Certificate or shall describe any such event which shall have occurred and be then continuing and the steps being taken by Borrowers to correct it.  In addition, the Compliance Certificate shall demonstrate compliance with the financial covenants stated in Section 5.03, as applicable.  Such Compliance Certificate shall relate the covenants to the quarter end figures shown in the latest quarterly Financial Statements furnished to Bank, and shall otherwise be in such form and provide such detail as may be reasonably satisfactory to Bank.

“Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental Laws.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with a Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as a Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Debt” means, with reference to any Person, as of any date, without duplication: (a) all indebtedness, liabilities and obligations of such Person for borrowed money and its mandatory redemption obligations in respect of redeemable preferred stock; (b) obligations of such Person to pay the deferred purchase or acquisition price of property (tangible or intangible, real or personal) or services, other than trade accounts payable arising and accrued expenses incurred in the ordinary course of business; (c) all Capital Lease Obligations of such Person; (d) all obligations, indebtedness and liabilities which are secured by any Lien on any asset of such Person, whether or not the obligation, indebtedness or liability secured thereby shall have been assumed by such Person; (e) all obligations for Interest Rate Agreements of such Person; and (f) all obligations, indebtedness and liabilities of others similar in character to those described in clauses (a) through (e) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations, indebtedness or liabilities such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person; provided that, notwithstanding any clause of this definition above, “Debt” shall not include agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or capital stock.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means, with respect to any of the Loans, a rate per annum equal to the interest rate then in effect for such Loan plus 200 Basis Points, or with respect to any other amount due, the Adjusted Term SOFR Rate plus 200 Basis Points per annum.

“Distribution” means, with respect to any Person (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of such Person now or hereafter outstanding, except a dividend payable solely in such Person’s Equity Interest, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of such Person now or hereafter outstanding, and (iii) any payment of any management fee or similar consulting fee to any Affiliate of such Person.

“Division/Series Transaction” means, any Loan Party or Subsidiary thereof that (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series.

“EBITDA” means for any fiscal period of Borrowers and their Subsidiaries on a consolidated basis, (a) net income for such period (minus or plus, to the extent included in the determination of such consolidated net income, any unusual, one-time or non-recurring gain or loss determined in accordance with GAAP (formerly referred to as extraordinary items prior to the adoption of FASB ASU 2015-1), including any gain or loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business), plus (b) (without duplication and only to the extent deducted in determining such net income and all as determined in accordance with GAAP), the sum of (i) interest expense for such period, (ii) foreign, federal, state and local income taxes to the extent deducted in computing net income for such period, (iii) depreciation expense for such period, (iv) amortization expense for such period, and (v) non-cash charges or expenses for such period (but, excluding any non-cash charge in respect of a cash item that was paid in a prior period), and minus (c) (without duplication and only to the extent included in determining such net income and all as determined in accordance with GAAP) any non-cash items of income for such period.

“Eligible Accounts” means, at any date a determination thereof is to be made, those outstanding Accounts created by a Borrower in the ordinary course of its business arising out of the sale of goods, rendition of services or the lease or rental of goods by such Borrower, which Accounts Bank determines in its Permitted Discretion to be Eligible Accounts, based on such considerations as Bank may from time to time deem appropriate in its Permitted Discretion as the basis for the extension of Revolving Advances.  In general, without limiting the foregoing, Eligible Accounts shall not include an Account:

(a)          which is not subject to a first priority perfected security interest in favor of Bank;

(b)          which is subject to any Lien other than (i) Liens in favor of Bank, and (ii) other Liens permitted hereunder which do not have priority over the Lien in favor of Bank;

(c)          (i) which is unpaid more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 60 days after the due date therefor, or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible;

(d)          [reserved];

(e)          with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached;

(f)          which is owing by any Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 30% of the aggregate Eligible Accounts, but only to the extent of such excess;

(g)         which (i) does not arise from the sale of goods or performance of services in the ordinary course of business as presently conducted and/or reasonably contemplated, (ii) is not evidenced by an invoice or other documentation satisfactory to Bank in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)          for which the goods (if any) giving rise to such Account have not been shipped to the Account Debtor or for which the services (if any) giving rise to such Account have not been performed by the applicable Borrower or if such Account was invoiced more than once;

(i)          with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)          which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)          which is owed by any Account Debtor which has liquidated all of its assets;

(l)          which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, unless, in any such case, such Account is backed by a letter of credit acceptable to Bank in its Permitted Discretion which is in the possession of, and is directly drawable by, Bank, or supported by credit insurance acceptable to Bank in its Permitted Discretion;

(m)         which is owed in any currency other than U.S. dollars unless supported by credit insurance acceptable to Bank in its Permitted Discretion;

(n)          which is owed by (i) any Governmental Authority of any country other than the U.S., unless such Account is backed by a letter of credit acceptable to Bank in its Permitted Discretion which is in the possession of, and is directly drawable by, Bank, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), has been complied with to Bank’s satisfaction in its Permitted Discretion;

(o)          which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p)          which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Borrower is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an account debtor, in each case to the extent thereof;

(q)          which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)          which is evidenced by any promissory note, chattel paper or instrument that has not been delivered to Bank;

(s)         which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(t)          with respect to which any Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Borrower created a new receivable for the unpaid portion of such Account;

(u)         which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)         which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates any Person other than a Borrower as payee or remittance party;

(w)         which was created on cash on delivery terms;

(x)          which is covered by or the subject of a surety or similar bond; or

(y)          for which the prospect of payment or performance by the Account Debtor is or will be impaired as determined by Bank in the exercise of its Permitted Discretion.

“Eligible Inventory” means, at any time, the Inventory of the Borrowers which Bank determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Advances.  Without limiting Bank’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)          which is not subject to a first priority perfected Lien in favor of Bank;

(b)          which is subject to any Lien other than (i) a Lien in favor of Bank and (ii) Liens permitted hereunder which do not have priority over the Lien in favor of Bank;

(c)        which Bank has determined in its Permitted Discretion is slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)        with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e)         in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)          which is not finished goods or raw materials, or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)          which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h)         which is located in any location leased by the Borrowers unless (i) the lessor has delivered to Bank a Lien Waiver Agreement acceptable to Bank in its sole discretion or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by Bank in its Permitted Discretion;

(i)          which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a negotiable document, unless such warehouseman or bailee has delivered to Bank a bailee letter or other access agreement with respect to such location and such other documentation as Bank may require;

(j)           which is being processed offsite at a third party location or outside processor, or is in transit to or from such third party location or outside processor;

(k)          which is a discontinued product or component thereof;

(l)           which is the subject of a consignment by a Borrower as consignor;

(m)         which is perishable;

(n)         which contains or bears any intellectual property rights licensed to a Borrower unless Bank is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties, other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)          which is not reflected in a current perpetual inventory report of the Borrowers;

(p)          for which reclamation rights have been asserted by the seller thereof;

(q)          which has been acquired from a Sanctioned Person; or

(r)          which Bank otherwise determines is unacceptable in its Permitted Discretion.

“Environmental Laws” means all federal, state and local laws and implementing regulations, now or hereafter effective during the term of this Agreement, relating to pollution or protection of the environment, including laws or regulations relating to or permitting emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, industrial wastes, or hazardous substances.  Such laws shall include, but not be limited to:  (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (b) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., including the statutes regulating underground storage tanks, 42 U.S.C. 6991 6991h, (c) the Clean Air Act, 42 U.S.C. 7401 et seq., (d) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., including the statute regulating the National Pollutant Discharge Elimination System, 33 U.S.C. § 1342, (e) the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., (f) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. and (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been or hereafter may be amended.

“Equity Interest” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and/or units, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (vi) all warrants, options or other rights to acquire any of the interests described in clauses (i) through (v) (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (i) through (v)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 7.01 of this Agreement.

“Excess Cash Flow” means, as of the last day of any fiscal year, for Borrowers and their Subsidiaries on a consolidated basis, (a) EBITDA for such fiscal year, minus (b) the sum of (i) cash interest expense for such period, plus (ii) Taxes paid in cash in such period, plus (iii) all principal payments with respect to Debt that were due and payable during such period, including principal payments for the Loans (other than Excess Cash Flow prepayments), plus (iv) Cash Capital Expenditures in such period, plus (v) Distributions paid in cash in such period (other than (i) Distributions in connection with the redemption of Equity Interests in INDCO held by Mark Hennis and Kris Wilberding, and (ii) the 2023 Parent Distribution).

“Excluded Accounts” means (a) Deposit Accounts or Securities Accounts containing cash, cash equivalents or securities (i) held exclusively for payroll and payroll taxes, (ii) held exclusively for employee benefit payments and expenses related to a Loan Party's employees, (iii) required to be collected, remitted or withheld exclusively to pay taxes (including, without limitation, federal and state withholding taxes (including the employer's share thereof)) or (iv) held by any Loan Party expressly in trust or as an escrow or fiduciary for another person which is not a Loan Party or an Affiliate of a Loan Party, (b) zero balance disbursement accounts and (c) other Deposit Accounts and Securities Accounts containing cash amounts or securities, the value of which do not exceed at any time $10,000.00 for any each such account and $100,000 in the aggregate for all such accounts under this clause (c).

“Excluded Property” means, and the term Collateral shall not include: (a) all real estate leasehold interests, (b) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization is subject to any legal prohibition or restriction (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to any applicable provision of the UCC or any other applicable law (including the Bankruptcy Code)), provided that immediately upon the ineffectiveness, lapse or termination of any such legal prohibition or restriction the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all (and to the extent severable, any portion of) such rights and interests as if such legal prohibition or restriction had never been in effect, (c) pledges and security interests in any property prohibited by any requirement to obtain the consent of any Governmental Authority (except to the extent (i) such consent has been obtained or (ii) such requirement would be rendered ineffective pursuant to any applicable provision of the UCC or any other applicable law (including the Bankruptcy Code)), provided that immediately upon the ineffectiveness, lapse or termination of any such requirement the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all (and to the extent severable, any portion of) such rights and interests as if such requirement had never been in effect, (d) property to the extent granting a security interest therein would result in material adverse tax consequences to the Loan Parties as reasonably determined in good faith by Borrowers in consultation with (but without the consent of) Bank, (e) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (f) any lease, license or other agreement or contract or any property subject to a purchase money security interest, Capital Lease obligation or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money, Capital Lease or similar arrangement or create a right of termination in favor of any other party thereto (other than any Loan Party or any Subsidiary) (other than to the extent that any such term, prohibition, restriction or condition would be rendered ineffective pursuant to any applicable provision of the UCC or any other applicable law (including the Bankruptcy Code)); provided that immediately upon the ineffectiveness, lapse or termination of any such term, prohibition, restriction or condition the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all (and to the extent severable, any portion of) such rights and interests as if such term, prohibition, restriction or condition had never been in effect, (g) Voting Interests in excess of 65% of the Voting Interests of any foreign subsidiary, and (h) Excluded Accounts.

“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Loan, Letter of Credit or commitment pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Loan, Letter of Credit or commitment or (ii) Bank changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to Bank’s assignor immediately before Bank acquired the applicable interest in such Loan, Letter of Credit or commitment or to Bank immediately before it changed its lending office and (c) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Statements” includes, but is not limited to, balance sheets, profit and loss statements, and cash flow statements, prepared in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, for any fiscal period of Borrowers and their Subsidiaries on a consolidated basis, the ratio of (a) EBITDA for such period, minus (i) Taxes paid in cash in such period, minus (ii) Distributions paid in cash in such period (other than the 2023 Parent Distribution), minus (iii) Cash Capital Expenditures in such period, minus (iv) any earn-out or similar payments made in case in such period related to prior acquisitions consummated by the Borrowers and their Subsidiaries, to (b) the sum of (i) all principal payments with respect to any Debt for Borrowed Money of Borrowers and their Subsidiaries (other than intercompany Debt among the Borrowers) that were paid or due and payable during such period (other than voluntary prepayments with respect to the Obligations) plus (iii) interest expense for such period.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied (from and after the date hereof) and for the period as to which such accounting principles are to apply.

“Governmental Acts” has the meaning ascribed to such term in Section 2.06(g) of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions or pertaining to government.

“gross negligence” means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences.  Gross negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act.  If the term “gross negligence” is used with respect to Bank or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

“Guarantors” means Parent and all other Persons who execute and deliver a Guaranty and their respective successors and assigns, and the term “Guarantor” shall mean any one of them, individually or all of them, as the context requires.

“Guaranty” and “Guaranties” means all guaranties pursuant to which any Person now or hereafter partially or fully guarantees the payment or performance of any Obligations to Bank under any Loan Document.

“Highest Lawful Rate” means the maximum rate of interest which may be charged Borrowers by Bank under applicable state or federal usury law or regulation or any other law or regulation, however characterized, limiting the rate of interest which may be charged to limited liability companies or corporations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties or Parent under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Informal Request” has the meaning ascribed to such term in Section 2.01(c) of this Agreement.

“Insolvency Event” means, with respect to any Person:

(a)          the commencement of: (i) a voluntary case by such Person under the U.S. Bankruptcy Code or (ii) the seeking of relief by such Person under other Debtor Relief Laws;

(b)         the commencement of an involuntary case or proceeding against such Person under the U.S. Bankruptcy Code or other Debtor Relief Laws and the petition or other filing is not dismissed within sixty (60) days after commencement of the case or proceeding;

(c)          a custodian (as defined in the U.S. Bankruptcy Code or equal term under any other Debtor Relief Law, including a receiver, interim receiver, receiver manager, trustee or monitor) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(d)        such Person commences (including by way of applying for or consenting to the appointment of, or the taking charge by, a rehabilitator, receiver, interim receiver, custodian, trustee, monitor, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(e)          such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(f)          any order of relief or other order approving any such case or proceeding referred to in clauses (a) or (b) above is entered;

(g)          such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or

(h)          such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Interest Period” means each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest is due one (1) month thereafter; provided (a) the first Interest Period shall commence on the date of the first Advance hereunder and end on the first interest payment date with respect to the applicable Loan thereafter; (b) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month; and (c) any Interest Period that would otherwise extend past the Maturity Date shall end on the Maturity Date.

“Interest Rate Agreement” means any interest rate hedging agreement, interest rate swap agreement, interest rate cap agreement, or other interest rate protection agreement or arrangement designed to protect a Borrower against fluctuations in interest rates, including, but not necessarily limited to, any such agreement which is evidenced by the Master Agreement format utilized from time to time by the International Swap Dealers Association, Inc., together with appropriate schedule and confirmation materials.

“Inventory” has the meaning ascribed to such term in the UCC.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Debt, Equity Interests or other securities, or of a beneficial interest in any Debt, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“L/C Draft” means a draft drawn on Bank pursuant to a Letter of Credit.

“L/C Fee Percentage” means, as at any date of determination, a rate per annum equal to 150 Basis Points.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by Borrowers but not yet issued (unless the request for an unissued Letter of Credit has been denied).

“Letter of Credit” means the letters of credit to be issued by Bank pursuant to Section 2.06 hereof.

“Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as in effect in any jurisdiction, or any other similar recording or notice statute, and any lease having substantially the same effect as the foregoing, but excluding any equipment operating leases and any precautionary filings related thereto).

“Lien Waiver Agreement” means an agreement which is executed in favor of Bank by a Person who owns or occupies premises at which Collateral may be located from time to time, in form and substance satisfactory to Bank.

“Liquidity” means the sum of (i) all cash and Cash Equivalents reflected on the most recent financial statements for the Borrowers, plus (ii) Availability.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranties, the Security Agreements, the Pledge Agreement, the Subordination Agreements, and all other instruments, agreements and documents executed and delivered or to be delivered by the Loan Parties or Parent pursuant to or by virtue of this Agreement, and any and all Interest Rate Agreements which at any time from and after the Closing Date may be made between a Borrower and Bank, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and when used in the singular form, means any of the Loan Documents, as the context requires.

“Loan Parties” means, collectively, the Borrowers, the Guarantors (other than Parent) and any other Person who becomes a party to this Agreement or a guarantor, and their respective successors and assigns, and the term “Loan Party” shall mean any one of them, individually or all of them, as the context requires.

“Loans” means the Revolving Loan, the Term A Loan, the Term B Loan, the Acquisition Loan, and any and all other loans and financial accommodations from Bank to Borrowers whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein; “Loan” means each of the Loans individually.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent),or financial condition of the Loan Parties taken as a whole; or (b) a material adverse effect on (i) the ability of any Loan Party to perform its material Obligations, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document to which it is a party or (iii) the material rights, remedies and benefits available to, or conferred upon, Bank under any material Loan Documents.

“Maturity Date” means the earlier of (i) the Revolving Loan Maturity Date, the Term A Loan Maturity Date, the Term B Loan Maturity Date, and the Acquisition Loan Maturity Date, as applicable, and (ii) that date upon which Bank accelerates payment of any or all of the Loans in accordance with Section 7.02 of this Agreement.

“Maximum Revolving Loan Amount” means, as of the date any determination thereof is to be made and subject to Section 7.02, an amount equal to the lesser of (i) the Revolving Loan Commitment, and (ii) the Borrowing Base as of such date.

“Mortgage” has the meaning ascribed to such term in Section 4.01(c) of this Agreement.

“Mortgaged Property” means the real estate fixtures, equipment, furnishings, systems, and related property located thereon, including all proceeds thereof located at each of the following street addresses:  (a) 25242 County Rd. 95, Davis, California 95616, and (b) 4040 Earnings Way, New Albany, Indiana 47150.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either a Borrower or any member of the Controlled Group.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer).

“Notes” means, collectively, the Revolving Note, the Term A Note, the Term B Note, the Acquisition Note and any and all other notes now or hereafter existing that evidence any Loan; “Note” means each of the Notes individually.

“Obligations” means all present and future indebtedness, obligations and liabilities, including L/C Obligations, and all renewals and extensions thereof, now or hereafter owed to Bank or any Affiliate of Bank by the Loan Parties and Parent, whether arising under, by virtue of or pursuant to this Agreement, the Notes, any other Loan Documents, or otherwise (including without limiting the generality of the foregoing, all indebtedness, obligations and liabilities hereafter arising by virtue of or in connection with any extensions of credit by Bank or any Affiliate of Bank to Borrowers unrelated to and not made under this Agreement), together with all costs, expenses and reasonable attorneys’ fees incurred by Bank or any Affiliate of Bank in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, joint and several, now exist or hereafter arise, or were prior to acquisition thereof by Bank or any Affiliate of Bank owed to some other Person but excluding any Excluded Swap Obligations.  The term “Obligations” includes, without limitation (a) Bank Product Obligations and (b) all obligations, indebtedness, liabilities and expenses (i) arising pursuant to or in connection with any Interest Rate Agreement, interest rate swap transaction, basis swap, forward rate transaction, interest rate option, price risk hedging transaction or any similar transaction between a Loan Party and Bank or any Affiliate of Bank, or (ii) relating to overdrafts or automated clearinghouse (ACH) exposure relating to any account maintained by a Loan Party with Bank or any Affiliate of Bank.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means, with respect to any Person as applicable, the certificate or articles of incorporation, articles of organization, certificate of formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, or such other comparable documents or agreements respecting the formation, organization and governance of such Person.

“Original Closing Date” means February 29, 2016.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Taxes (other than a connection arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan, letter of credit, or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means Janel Corporation, a Nevada corporation.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means the acquisition by a Borrower (a) of all or substantially all of the property of any Person, or of any business or division of any Person, or (b) of one hundred percent (100%) of the Equity Interests of any Person and otherwise causing such Person to become a subsidiary of such Borrower, and, in the case of both clauses (a) and (b), subject to the satisfaction of each of the following conditions:

(a)
Bank shall receive not less than ten (10) Business Days’ (or such shorter period as Bank may agree) prior written notice of such acquisition, which notice shall include the term sheet or letter of intent, if available, and identify the anticipated closing date thereof;

(b)
Such acquisition shall be structured as (a) an asset acquisition by a Borrower or a Subsidiary of a Borrower, (b) a merger of the target with and into a Borrower or a Subsidiary of a Borrower, with such Borrower or such Subsidiary as the surviving corporation/company in such merger, or (c) a purchase of no less than one hundred percent (100%) of the Equity Interests of the target by a Borrower or a Subsidiary of a Borrower;

(c)	No Event of Default or Unmatured Event of Default shall exist at the time of such acquisition or immediately after giving effect thereto;

(d)	Borrowers will maintain Liquidity of at least $1,500,000.00 both before and after giving effect to such acquisition;

(e)	All material consents necessary for such acquisition have been obtained;

(f)
Borrowers shall have provided Bank with a Compliance Certificate demonstrating that after giving effect to such acquisition and the incurrence of any loans, other Debt or contingent obligations in connection therewith, (i) the Loan Parties shall be in compliance on a pro forma basis with the financial covenants in Section 5.03, and (ii) the Loan Parties shall maintain a pro forma Total Funded Debt to EBITDA Ratio of less than or equal to 2.00 to 1.00, in each case, recomputed for the most recently ended quarter for which information is available regarding the business being acquired; provided, if accretive earnings of the target of such acquisition are required to comply with this paragraph (4), Borrowers shall also deliver to Bank a quality of earnings report for such target, in form and substance acceptable to Bank in its sole discretion; and

(g)
If such acquisition shall be for consideration in excess of $2,000,000, Bank shall receive, not less than ten (10) Business Days prior to the consummation of such acquisition (or such shorter period as Bank may agree), a due diligence package, which package shall include the following with regard to the acquisition of the applicable target:

(1)          historical pro forma financial statements of the applicable target for the two fiscal years prior to such acquisition (or for such shorter period for which such financial statements are available);

(2)            pending material litigation involving the applicable target; and

(3)             jurisdiction of organization of the applicable target;

“Permitted Discretion” shall mean a determination made in the exercise of reasonable good faith business judgment (from the perspective of a secured lender).

“Person” means an individual, a corporation, a limited or general partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan as defined in ERISA maintained by a Borrower or a member of a Borrower’s Controlled Group.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, executed by Parent in favor of Bank, as amended, modified, supplemented and/or restated from time to time and at any time.

“Prepayment Event” means:

(a)             any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Borrower, other than dispositions described in Section 5.02(d); or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Borrower with a fair value immediately prior to such event equal to or greater than $250,000; or

(c)             [reserved]; or

(d)            the incurrence by any Borrower of any Debt for Borrowed Money, other than Debt permitted under Section 5.02(a).

“Reimbursement Obligations” has the meaning ascribed to such term in Section 2.06(e) of this Agreement.

“Release” is used as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043 of ERISA that it be notified within 30 days before or after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reserves” means, as of any date of determination, an amount or a percent of a specified category or item that Bank, in its Permitted Discretion, establishes from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of the Loan Parties, or the Collateral or its value, or the enforceability, perfection or priority of Bank’s Lien in the Collateral (in each case, to the extent such Collateral is of the type included in the Borrowing Base), (b) to reflect Bank’s judgment that any collateral report or financial information relating to the Loan Parties and furnished to Bank may be incomplete, inaccurate or misleading in any material respect, (c) to reflect liability, contingent or otherwise, of Bank or any Affiliate of Bank to any third party in connection with any Bank Product or Interest Rate Agreement, or (d) to reflect conditions, contingencies or risks in connection with Bank Products or Interest Rate Agreement offered by Bank or any Affiliate of Bank to any Loan Party; provided that (x) all Reserves (including the amount of such Reserve) shall bear a reasonable relationship to the events, conditions or circumstances that are the basis for such Reserve and (y) if (i) the events, conditions or circumstances underlying the maintenance of any Reserve shall cease to exist or (ii) the liability that is the basis for any Reserve has been reduced, then such Reserve shall be rescinded or reduced in an amount as determined in Bank’s Permitted Discretion, as applicable, at the request of the Borrowers.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loan Advances at such time, plus (ii) the L/C Obligations at such time.

“Revolving Loan” has the meaning ascribed to such term in Section 2.01(a) of this Agreement.

“Revolving Loan Commitment” means the obligation of Bank to make Advances under the Revolving Loan in an aggregate amount not exceeding $3,000,000.00 as such amount may be modified from time to time pursuant to the terms of this Agreement.

“Revolving Loan Maturity Date” means the earlier of (a) August 1, 2027, and (b) that date on which Bank otherwise accelerates payment of the Revolving Loan in accordance with Section 7.02 of this Agreement.

“Revolving Note” has the meaning ascribed to such term in Section 2.01(b) of this Agreement.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission of the U.S.

“Security Agreements” means each Security Agreement, dated as of the Closing Date, executed by the Loan Parties in favor of Bank, as amended, modified, supplemented and/or restated from time to time and at any time.

“Service” means the Internal Revenue Service.

“Subordinated Debt” means any unsecured Debt owed by a Loan Party to any Person, the payment of which Debt is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement in form and substance approved and agreed to in writing by Bank and its counsel, as amended, modified, supplemented and/or restated from time to time and at any time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other business entity (whether now existing or hereafter organized or acquired) over which the Person exercises control, provided that it shall be conclusively presumed that the Person exercises control over any such entity (a) if more than 50% of the Equity Interests in such entity are owned by the Person, directly or indirectly; or (b) if at least a majority of the securities of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of a contingency) at the time as of which the determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.

“Swap Obligation” means, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a (47) of the Commodity Exchange Act or any rules promulgated thereunder.

“Tax Distributions” means Distributions to the holders of a Loan Party’s Equity Interests in the amount of state and federal income tax paid or to be paid by such holders on taxable income earned by such Loan Party and attributable to such holders as a result of such Loan Party’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such holders from or through such Loan Party.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan” has the meaning ascribed to such term in the introductory paragraph to Section 2.02 of this Agreement.

“Term A Loan Maturity Date” means the earlier of (a) April 25, 2033, or (b) that date on which Bank accelerates payment of the Term A Loan in accordance with Section 7.02 of this Agreement.

“Term A Note” has the meaning ascribed to such term in Section 2.02(b) of this Agreement.

“Term B Loan” has the meaning ascribed to such term in the introductory paragraph to Section 2.03 of this Agreement.

“Term B Loan Maturity Date” means the earlier of (a) July 1, 2025, or (b) that date on which Bank accelerates payment of the Term B Loan in accordance with Section 7.02 of this Agreement.

“Term B Note” has the meaning ascribed to such term in Section 2.03(b) of this Agreement.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of a Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which a Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of a Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on a Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of a Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Term SOFR Rate” means, for any Interest Period, 1-month Term SOFR published by the CME Term SOFR Administrator (or a successive administrator designated by the relevant authority) for the date that is two (2) U.S. Government Securities Business Days prior to the Reset Date.

“Total Funded Debt to EBITDA Ratio” means, on any date of determination, the ratio, for Borrowers and their Subsidiaries on a consolidated basis, of (a) the aggregate amount of all outstanding interest-bearing Debt for borrowed money (including, without limitation, the Obligations), to (b) EBITDA as of the last day of each fiscal quarter for the rolling four fiscal quarter period ending on such day.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

“Unmatured Event of Default” means any event specified in Section 7.01 of this Agreement, which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

“U.S. Government Securities Business Day” means that any day except (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Interests” means all classes of Equity Interests of a Person then-outstanding and normally entitled (without regard to the occurrence of any contingency) to vote pursuant to the terms of such Person’s Organizational Documents.

Section 1.04.          Construction of Terms.  The definitions of terms herein shall be equally applicable to both the singular and plural forms of the defined terms and whenever the context may require, any pronoun shall include the corresponding masculine, feminine, or neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Borrowing Terms

Section 2.01.          Revolving Loan.  Provided that all of the conditions of lending stated in Section 6.01(a), (b) and (c) of this Agreement have been fulfilled, and subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of Borrowers made in this Agreement and the other Loan Documents, Bank will make Advances under the Revolving Loan described in this Section 2.01.

(a)          Revolving Loan Commitment.  Bank agrees to make Advances to Borrowers on a revolving basis (the “Revolving Loan”) from time to time from and after the Closing Date until the Revolving Loan Maturity Date up to an amount not exceeding, in the aggregate at any time outstanding and including any outstanding L/C Obligations, the Maximum Revolving Loan Amount.

(b)          Revolving Note.  The obligation of Borrowers to repay the Revolving Loan shall be evidenced by a promissory note executed by Borrowers to Bank in form and substance acceptable to Bank (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, the “Revolving Note”).

(c)          Method of Borrowing.  Until the Revolving Loan Maturity Date, Borrowers may borrow, repay and reborrow under the Revolving Note on any Business Day, provided that Borrowers shall not be entitled to receive and Bank shall not be obligated to make any Revolving Loan Advance:  (i) at any time an Event of Default or an Unmatured Event of Default has occurred and is continuing; or (ii) if after making such Advance, the outstanding Revolving Credit Obligations would exceed the Maximum Revolving Loan Amount.  Subject to the foregoing, Advances under the Revolving Loan shall be made as follows:

(1)          Bank shall make an Advance upon Bank’s receipt of an Application for Advance from Borrower Representative by written, telecopy, or telephonic notice not later than 10:00 A.M., Indianapolis time, on the date the Advance is to be made, which notice shall specify the amount and the date of the requested Advance, provided that Bank may, at its discretion, make a disbursement upon the oral request of Borrower Representative made by an Authorized Officer, or upon a request transmitted to Bank by telecopy or by any other form of written electronic communication (each such request for Advances being hereafter referred to as an “Informal Request”).  Bank may rely on any Informal Request which shall have been received by it in good faith from a Person reasonably believed to be an Authorized Officer.

(2)            Each Informal Request shall be promptly confirmed by a duly executed Application for Advance if Bank so requires and shall in and of itself constitute the representation of Borrowers that no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the making of the requested Advance, and that the requested Advance would not cause the outstanding Revolving Credit Obligations to exceed the Maximum Revolving Loan Amount.

(3)            Each Advance shall be made on a Business Day.

(4)           Upon receipt of an Application for Advance, or at Bank’s discretion upon receipt of an Informal Request for an Advance and upon compliance with any other conditions of lending stated in Section 6.01 of this Agreement, Bank shall disburse the amount of the requested Advance to Borrowers on the date designated for the Advance.

All Advances by Bank and payments by Borrowers shall be recorded by Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of Bank.  Bank’s books and records shall be presumed prima facie to be correct as to such matters.

(d)          Interest on the Revolving Loan.  The principal balance of the Revolving Loan outstanding from time to time shall bear interest as follows:

(1)             until the Revolving Loan Maturity Date or the occurrence of an Event of Default, at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Spread; and

(2)             after the Revolving Loan Maturity Date, or at the election of Bank during the continuance of an Event of Default, at a per annum rate equal to the Default Rate.

Each change in the rate of interest to be charged on any Advance of the Revolving Loan shall become effective on the date of each change in the Adjusted Term SOFR Rate.

(e)          Payment of Interest/Repayment of Advances.  Borrowers shall make the following payments with respect to the Revolving Loan:

(1)            Borrowers shall pay accrued interest monthly on the 1st day of each successive calendar month, beginning June 1, 2023 and continuing through the Revolving Loan Maturity Date.

(2)            Borrowers shall pay the entire unpaid principal balance of the Revolving Loan and all unpaid, accrued interest thereon in full on the Revolving Loan Maturity Date.

(f)         Mandatory Prepayments of Principal.  At any time that the Revolving Credit Obligations exceed the Maximum Revolving Loan Amount, Borrowers shall immediately and without notice or demand of any kind, repay that portion of the unpaid principal balance of the Revolving Credit Obligations which is in excess of the Maximum Revolving Loan Amount.

(g)          Use of Proceeds of the Revolving Loan.  The proceeds of the Revolving Loan shall be used by Borrowers to finance a portion of the 2023 Parent Distribution, refinance certain existing Debt of Borrowers and fund general working capital requirements of Borrowers and Subsidiaries.

Section 2.02.          Term A Loan.  Provided that all of the conditions of lending stated in Section 6.01(a) and (b) of this Agreement have been fulfilled on the Closing Date, and subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants, and agreements of Borrowers made in this Agreement and the other Loan Documents, Bank will make a term loan (the “Term A Loan”) to Borrowers on the Closing Date on the following terms:

(a)          Amount.  The principal amount of the Term A Loan shall be the sum of $6,905,000.00.

(b)          Term A Note.  The obligation of Borrowers to repay the Term A Loan shall be evidenced by a promissory note in form and substance acceptable to Bank (as the same may hereafter be amended, extended, renewed, replaced and/or restated from time to time and at any time, the “Term A Note”).

(c)          Interest on the Term A Loan.  The principal balance of the Term A Loan outstanding from time to time shall bear interest as follows:

(1)             until the Term A Loan Maturity Date or the occurrence of an Event of Default, at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Spread; and

(2)            after the Term A Loan Maturity Date, or at the election of Bank during the continuance of an Event of Default, at a rate per annum equal to the Default Rate.

Each change in the rate of interest to be charged on the Term A Loan shall become effective on the date of each change in the Adjusted Term SOFR Rate.

(d)          Repayment of the Term A Loan.  Borrowers shall make the following payments with respect to the Term A Loan:

(1)            Borrowers shall pay accrued interest monthly on the 1st day of each successive calendar month, beginning June 1, 2023, through the Term A Loan Maturity Date.

(2)            Borrowers shall pay principal monthly on the 1st day of each successive calendar month, beginning June 1, 2023, through the Term A Loan Maturity Date.  Each such principal payment shall be in an amount equal to $57,541.67.

(3)            Borrowers shall pay the entire unpaid principal balance of the Term A Loan and all unpaid, accrued interest thereon in full on the Term A Loan Maturity Date without demand.

(e)          Use of Proceeds of the Term A Loan.  The proceeds of the Term A Loan shall be used by Borrowers to refinance certain existing Debt of Borrowers and fund general working capital requirements of Borrowers and Subsidiaries.

Section 2.03.          Term B Loan.  Provided that all of the conditions of lending stated in Section 6.01(a) and (b) of this Agreement have been fulfilled on the Closing Date, and subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants, and agreements of Borrowers made in this Agreement and the other Loan Documents, Bank will make a term loan (the “Term B Loan”) to Borrowers on the Closing Date on the following terms:

(a)          Amount.  The principal amount of the Term B Loan shall be the sum of $620,000.00.

(b)          Term B Note.  The obligation of Borrowers to repay the Term B Loan shall be evidenced by a promissory note in form and substance acceptable to Bank (as the same may hereafter be amended, extended, renewed, replaced and/or restated from time to time and at any time, the “Term B Note”).

(c)          Interest on the Term B Loan.  The principal balance of the Term B Loan outstanding from time to time shall bear interest as follows:

(1)             until the Term B Loan Maturity Date or the occurrence of an Event of Default, at a fixed rate per annum equal to 419 Basis Points (4.19%); and

(2)             after the Term B Loan Maturity Date, or at the election of Bank during the continuance of an Event of Default, at a rate per annum equal to the Default Rate.

(d)          Repayment of the Term B Loan.  Borrowers shall make the following payments with respect to the Term B Loan:

(1)           Borrowers shall pay installments of principal and interest monthly on the 1st day of each successive calendar month, beginning May 1, 2023, through the Term B Loan Maturity Date.  Each such payment shall be in an amount equal to $4,189.06.

(2)            Borrowers shall pay the entire unpaid principal balance of the Term B Loan and all unpaid, accrued interest thereon in full on the Term B Loan Maturity Date without demand.

(e)          Use of Proceeds of the Term B Loan.  The proceeds of the Term B Loan shall be used by Borrowers to refinance certain existing Debt of Borrowers.

Section 2.04.         Acquisition Loan. Provided that all of the conditions of lending stated in Section 6.01(a), (b) and (c) of this Agreement have been fulfilled, and subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants, and agreements of Borrowers made in this Agreement and the other Loan Documents, Bank will make Advances under the Acquisition Loan described in this Section 2.04.

(a)        Acquisition Loan Commitment.  Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances to Borrowers, in an amount not to exceed the Acquisition Loan Commitment at such time (the “Acquisition Loan”).

(b)         Acquisition Note.  The obligation of Borrowers to repay the Acquisition Loan shall be evidenced by a promissory note executed by Borrowers to Bank in form and substance acceptable to Bank (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, the “Acquisition Note”).

(c)         Method of Borrowing.  Until the Acquisition Loan Draw Period Expiration Date, Borrowers may borrow, repay and reborrow under the Acquisition Note on any Business Day, provided that Borrowers shall not be entitled to receive and Bank shall not be obligated to make any Advance of the Acquisition Loan: (i) at any time an Event of Default or an Unmatured Event of Default has occurred or is continuing; or (ii) if the aggregate amount of all outstanding Advances of the Acquisition Loan would exceed the Acquisition Loan Commitment.  Subject to the foregoing, Advances under the Acquisition Loan shall be made as follows:

(1)          Bank shall make an Advance upon Bank’s receipt of an Application for Advance from Borrower Representative by written, telecopy, or telephonic notice not later than 10:00 A.M., Indianapolis time, on the date the Advance is to be made, which notice shall specify the amount and the date of the requested Advance, provided that Bank may, at its discretion, make a disbursement upon an Information Request.  Bank may rely on any Informal Request which shall have been received by it in good faith from a Person reasonably believed to be an Authorized Officer.

(2)            Each Informal Request shall be promptly confirmed by a duly executed Application for Advance if Bank so requires and shall in and of itself constitute the representation of Borrowers that no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the making of the requested Advance, and that the requested Advance would not cause the outstanding Advances of the Acquisition Loan to exceed the Acquisition Loan Commitment.

(3)            Each Advance shall be made on a Business Day.

(4)           Upon receipt of an Application for Advance, or at Bank’s discretion upon receipt of an Informal Request for an Advance and upon compliance with any other conditions of lending stated in Section 6.01 of this Agreement, Bank shall disburse the amount of the requested Advance to Borrowers on the date designated for the Advance.

All Advances by Bank and payments by Borrowers shall be recorded by Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of Bank.  Bank’s books and records shall be presumed prima facie to be correct as to such matters.

(d)          Interest on the Acquisition Loan.  The principal amount of the Acquisition Loan outstanding from time to time shall bear interest at a rate per annum equal to the following:

(1)             until the Acquisition Loan Maturity Date or the occurrence of an Event of Default, at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Spread; and

(2)             after the Acquisition Loan Maturity Date or at the election of Bank during the continuance of an Event of Default.

Each change in the rate of interest to be charged on the Acquisition Loan shall become effective on the date of each change in the Adjusted Term SOFR Rate.

(e)          Repayment of the Acquisition Loan. Borrowers shall make the following payments with respect to the Acquisition Loan:

(1)            Borrowers shall pay accrued interest monthly on the 1st day of each successive calendar month, beginning June 1, 2023, through the Acquisition Loan Maturity Date.

(2)           Borrowers shall pay equal installments of principal monthly on the 1st day of each successive calendar month, beginning with the first such date following the Acquisition Loan Draw Period Expiration Date, in an amount necessary to amortize the amount of the Acquisition Loan outstanding on the Acquisition Loan Draw Period Expiration Date over a period of one hundred twenty (120) months.

(3)           On the Acquisition Loan Maturity Date, the entire unpaid principal balance of the Acquisition Loan and all unpaid, accrued interest thereon, shall be due and payable in full without demand.

(f)         Mandatory Prepayments of Principal.  At any time that the outstanding principal balance of the Acquisition Loan exceeds the Acquisition Loan Commitment, Borrowers shall immediately and without notice or demand of any kind, repay that portion of the unpaid principal balance of the Acquisition Loan which is in excess of the Acquisition Loan Commitment.

(g)          Use of Proceeds of the Acquisition Loan.  The proceeds of the Acquisition Loan shall be used by Borrowers to finance Permitted Acquisitions and related expenses.

Section 2.05.          Provisions Applicable to All Obligations.  The following provisions shall be applicable to all of the Obligations:

(a)        Calculation of Interest.  Interest on all Obligations shall be calculated on the basis of actual days elapsed and that an entire year’s interest is earned in three hundred sixty (360) days.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Agreement.  Interest shall accrue from and including the date of any Advance to but excluding the date of any repayment thereof.

(b)          Manner of Payment – Application.  All payments of principal and interest on the Loans shall be payable in immediately available funds in such manner as Bank may reasonably direct in writing.  No payment will be considered to have been made until received in immediately available funds. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges; provided however, upon delinquency or other Event of Default, Bank reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its discretion.  Unless otherwise specifically agreed hereunder, all prepayments shall be applied to the Obligations in such order and manner as Bank may from time to time determine in its reasonable discretion.

(c)          Automatic Debit.  Bank may, upon notice to Borrowers (so long as no Event of Default is continuing) but without further authority (i) debit when due all payments of principal and interest or any other Obligations due and payable by Borrowers under the terms of this Agreement or any other Loan Document to any deposit account maintained with Bank by a Borrower and (ii) make Revolving Loan Advances to make payments of principal and interest or any other Obligations due and payable by Borrowers under the terms of this Agreement or any other Loan Documents.

(d)         Unconditional Obligations and No Deductions.  Borrowers’ obligation to make all payments provided for in this Agreement and the Notes shall be unconditional.  Each such payment shall be made without relief from valuation and appraisement laws and without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

(e)          Payment on Non-Business Days.  Whenever any payment to be made under this Agreement or the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement or the Notes.

(f)           [Reserved].

(g)          Late Fee.  If a payment is seven (7) days or more past due, Bank may charge Borrowers (i) a fee equal to the greater of Twenty-Five Dollars ($25) or five percent (5%) of the unpaid portion of such late payment and (ii) an additional late fee for purposes of defraying the expenses incidental to handling the delay on the first day of each successive calendar month in an amount equal to the greater of Twenty-Five Dollars ($25) or five percent (5%) of the unpaid portion of such late payment until such amount has been paid in full.  Bank’s right to charge Borrowers a late fee pursuant to this Section is in addition to, and not in lieu of, any other rights or remedies that Bank may have as a result of such late payment, including the implementation of the Default Rate.

(h)         Inability to Determine Rates.  If the Bank reasonably determines in good faith (which determination shall be conclusive, absent manifest error) that: (i) adequate and fair means do not exist for ascertaining the Term SOFR Rate; (ii) the Term SOFR Rate does not accurately reflect the cost to the Bank of the Loans; or (iii) a Change in Law shall, in the reasonable determination of the Bank, make it unlawful or commercially unreasonable for the Bank to use the Term SOFR Rate as the index for purposes of determining the interest rate hereunder, then: (A) the Term SOFR Rate shall be replaced with an alternative or successor rate or index chosen by the Bank in its commercially reasonable discretion; and (B) any applicable interest rate spread or margin may also be adjusted by the Bank in its discretion, in each case of (A) and (B), giving due consideration to market convention for determining rates of interest on comparable loans and any related changes to any Interest Rate Agreements.

(i)           Mandatory Prepayments.

(1)            In the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by a Borrower, prepay the Obligations and cash collateralize the L/C Obligations in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Bank a certificate of an Authorized Officer to the effect that the Borrowers intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrowers, and certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, provided that to the extent of any such Net Proceeds that have not been so applied by the end of such 180‑day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied; provided further that the Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $100,000.00.  All prepayments required to be made pursuant to this Section 2.04(i)(1) shall be applied in accordance with Section 2.05(b) above.

(2)            The Borrowers hereby agrees to prepay the Term A Loan and, following the Acquisition Loan Draw Period Expiration Date, the Acquisition Loan, with the first such payment occurring in 2024 in respect of Excess Cash Flow for the fiscal year ending December 31, 2023, and continuing for each fiscal year thereafter until the later of (i) the Term A Loan Maturity Date, and (ii) the Acquisition Loan Maturity Date, not more than ten (10) days after the earlier of (A) the date on which Borrowers’ annual financial statements for the immediately preceding fiscal year are delivered pursuant to Section 5.01(b)(i), and (B) the date on which such annual financial statements were required to be delivered pursuant to Section 5.01(b)(i), an amount equal to (I) fifty percent (50.00%) multiplied by Excess Cash Flow for the immediately preceding fiscal year, minus (II) the amount of any voluntary prepayments with respect to the Term Loan or Acquisition Loan in the immediately precedent fiscal year, to the extent such amount may not be reborrowed; provided, no such payment shall be required in the event Borrowers’ Total Funded Debt to EBITDA Ratio for such fiscal year is less than 1.25 to 1.00.  Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by an Authorized Officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Bank. Each Excess Cash Flow prepayment shall be applied first, following the Acquisition Loan Draw Period Expiration Date, to the outstanding principal balance of the Acquisition Loan until paid in full, and second, to the outstanding principal balance of the Term A Loan until paid in full.

Section 2.06.           Letters of Credit.

(a)         Issuance.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrowers herein set forth, Bank may issue for the account of the Borrowers through such branches as Bank and the Borrowers may jointly agree, one or more Letters of Credit denominated in U.S. dollars in accordance with this Section 2.06, from time to time during the period, commencing on the date hereof and ending on the Business Day prior to the Revolving Loan Maturity Date.

(b)          Types and Amounts.  Bank shall have no obligation to and shall not:

(1)           issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, either (i) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Loan Amount at such time, or (ii) the aggregate outstanding amount of the L/C Obligations would exceed $250,000.00; or

(2)            issue any Letter of Credit which has an expiration date later than the date which is the earlier of (i) one (1) year after the date of issuance thereof, or (ii) one (1) year after the Revolving Loan Maturity Date;

(c)          Conditions.  In addition to being subject to the satisfaction of the conditions contained in Section 6.01, the obligation of Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(1)           Borrower Representative shall have delivered to Bank at such times and in such manner as Bank may reasonably prescribe, a request for issuance of such Letter of Credit in form and substance acceptable to Bank, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof, and the proposed Letter of Credit shall be reasonably satisfactory to Bank as to form and content; and

(2)            as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Bank from issuing such Letter of Credit and no law, rule or regulation applicable to Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over Bank shall prohibit or request that Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

(d)          Procedure for Issuance of Letters of Credit.

(1)            Subject to the terms and conditions of this Section 2.06 and provided that the applicable conditions set forth in Section 6.01 hereof have been satisfied, Bank shall, on the requested date, issue a Letter of Credit on behalf of Borrowers in accordance with Bank’s usual and customary business practices.

(2)            Bank shall not extend or amend any Letter of Credit unless the requirements of this Section 2.06(d) are met as though a new Letter of Credit was being requested and issued.

(e)          Reimbursement Obligation.  Each Borrower unconditionally, irrevocably and absolutely agrees to pay promptly to Bank, the amount of each advance which may be drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of Borrowers to reimburse Bank for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft).  If Borrowers at any time fail to repay a Reimbursement Obligation pursuant to this Section 2.06(e), Borrowers shall be deemed to have elected to borrow a Revolving Loan Advance from Bank, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation.  Such Revolving Loan Advances shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loan.  The proceeds of any such Revolving Loan Advance shall be used to repay such Reimbursement Obligation.  If, for any reason, the Borrowers fail to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, Bank is unable to make or has no obligation to make Revolving Loan Advances, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Revolving Loan Advance.

(f)          Letter of Credit Fees.  Borrowers agree to pay to Bank (i) prior to issuance of any Letter of Credit, a letter of credit fee equal to the L/C Fee Percentage multiplied by the face amount available of such Letter of Credit, and (ii) all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by Bank with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

(g)          Indemnification; Exoneration.

(1)            In addition to amounts payable as elsewhere provided in this Section 2.06, the Borrowers hereby agree to protect, indemnify, pay and save harmless Bank, from and against any and all liabilities and costs which Bank may incur or be subject to as a consequence, direct or indirect, of the failure of Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(2)            Borrowers assume all risks of the acts and omissions relating to, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by any Borrower at the time of request for any Letter of Credit, Bank shall not be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction):  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Bank, including, without limitation, any Governmental Acts.

(3)            In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put Bank under any resulting liability to Borrowers or relieve Borrowers of any of their obligations hereunder.

(4)           Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 2.06(g) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(h)         Cash Collateral.  Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of an Event of Default, or with respect to any Letter of Credit that expires after the Revolving Loan Maturity Date, Borrowers shall, upon Bank’s demand, deliver to Bank, cash, or other collateral of a type satisfactory to Bank, having a value, as reasonably determined by Bank, equal to 103% times the aggregate outstanding L/C Obligations.  In addition, if the Revolving Credit Obligations at any time exceed the Maximum Revolving Loan Amount, Borrowers shall deposit cash collateral with Bank in an amount equal to 103% times the amount by which the L/C Obligations exceed such Maximum Revolving Loan Amount.  Any such collateral shall be held by Bank in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and be retained by Bank as collateral security for the Borrowers’ obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts.  Such amounts shall be applied to reimburse Bank for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as Bank shall reasonably determine.  If no Event of Default or Unmatured Event of Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 2.06(h) which are not to be applied to reimburse Bank for amounts actually paid or to be paid by Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrowers (after deduction of Bank’s reasonable and documented out-of-pocket expenses incurred in connection with such cash collateral account).

Section 2.07.           Increased Costs.

(a)          If any Change in Law shall:

(1)             impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank; or

(2)             impose on Bank or any applicable interbank market any other condition affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Bank or to reduce the amount of any sum received or receivable by Bank (whether of principal, interest or otherwise), then Borrowers will pay to Bank such additional amount or amounts as will compensate Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)         If Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to Bank, such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

(c)          A certificate from Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower Representative and shall be conclusive absent manifest error.  Borrowers shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Bank notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reduction is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.08.           Taxes.

(d)         Withholding Taxes; Gross-Up; Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as reasonably determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(e)         Payment of Other Taxes by Borrowers.  Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank, timely reimburse it for, Other Taxes.

(f)          Evidence of Payment.  As soon as practicable after any payment of Taxes by Borrowers to a Governmental Authority pursuant to this Section, Borrowers shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Bank.

(g)          Indemnification by Borrowers.  Borrowers shall indemnify Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Representative by Bank shall be conclusive absent manifest error.

(h)          Treatment of Certain Refunds.  If Bank determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of Bank, shall repay to Bank the amount paid to Bank (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will Bank be required to pay any amount to any indemnifying party pursuant to this paragraph (e), the payment of which would place Bank in a less favorable net after-Tax position than Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (e) shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival.  Each party’s obligations under this Section 2.08 shall survive the resignation or replacement of Bank or any assignment of rights by, or the replacement of, Bank, the termination of the Revolving Loan Commitment and the Acquisition Loan Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)          Defined Terms.  For purposes of this Section 2.08, the term “applicable law” includes FATCA.

Section 2.09.          Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by Bank in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Bank.  The provisions of this Section 2.09 shall be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance upon such payment or application of proceeds.  The provisions of this Section 2.09 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Section 3.01.          Representations and Warranties.  To induce Bank to make the Loans, each Borrower represents and warrants to Bank as follows:

(a)          Existence and Authority.  Each Loan Party is duly incorporated or organized, validly existing and in good standing under the laws of the State of its organization.  Each Loan Party has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every juris-diction where such qualification is required except where the failure to be qualified would not result in a Material Adverse Effect.

(b)          Authorization/No Conflict.  The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents and the performance by each Loan Party of its obligations under this Agreement and all of the other Loan Documents are within the organizational powers of such Loan Party, have been duly authorized by all necessary organizational action, have received any required governmental or regulatory agency approvals and do not and will not materially contravene or conflict with any provision of law or of the Organizational Documents of such Loan Party or of any agreement binding upon such Loan Party.

(c)          Validity and Binding Nature.  This Agreement and all of the other Loan Documents to which each Loan Party is a party are the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

(d)         Financial Statements and Financial Information.  All Financial Statements delivered by the Loan Parties and Parent to Bank have been prepared in accordance with GAAP and such Financial Statements present fairly, in all material respects, the financial position of the Loan Parties, Parent and their Subsidiaries as of the date thereof and the results of their operations for the periods covered, and since the date of the most current Financial Statements provided to Bank there has been no materially adverse change in the financial position of the Loan Parties or Parent.

(e)          Litigation and Contingent Liabilities.  No litigation, arbitration proceedings or governmental proceedings are pending or to the best of Borrowers’ knowledge threatened against any Loan Party, which would, if adversely determined, cause or result in a Material Adverse Effect.  No Loan Party has any material, contingent liabilities not provided for or disclosed in the Financial Statements referred to in Section 3.01(d), above.

(f)          Liens.  None of the assets of any Loan Party are subject to any Lien (including without limitation any seller or vendor’s lien or right of reclamation), except for Liens described in Sections 5.02(b) of this Agreement.

(g)          ERISA.  Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect.  Each Borrower is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA and the Code with respect to all Plans.  Neither any Borrower nor to Borrowers’ knowledge any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.  Neither any Borrower nor to Borrowers’ knowledge any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event.  No Benefit Plan of a Borrower has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived.  No actions, suits, or claims with respect to the assets of any Plan are pending or threatened that if resolved in an unfavorable manner would have a Material Adverse Effect, and Borrowers have no knowledge of any facts which could give rise to or could reasonably be expected to give rise to any actions, suits, or claims with respect to the assets of any Plan.  Neither any Borrower nor any member of the Controlled Group, nor, to the knowledge of Borrowers, any director, officer, employee, or any other “fiduciary,” as that term is defined in Section 3(21) of ERISA, of any Borrower or of any member of the Controlled Group, has any material liability for failure to comply with ERISA or the Code, or for any action or failure to act in connection with the administration or investment of assets held under any Plan.

(h)          Payment of Taxes.  Each Loan Party has filed all federal, state and local tax returns and tax related reports which it is required to file by any statute or regulation and all taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been established.  Adequate provision has been made for the payment when due of all tax liabilities of each Loan Party which have been incurred, but are not as yet due and payable.  Borrowers do not know of (1) a proposed material tax assessment against any Loan Party or their property for which adequate provision has not been made on its books in accordance with GAAP, or (2) a basis upon which the Service or any other Governmental Authority could, in respect of years for which returns have been filed, successfully assert a tax deficiency which would cause or result in a Material Adverse Effect and which has not been adequately reserved for by it in conformity with GAAP.

(i)          Labor Matters.  As of the Closing Date, no Loan Party is a party to any collective bargaining agreement.  As of the Closing Date, no attempt to organize the employees of any Loan Party, and no labor disputes, strikes or walkouts affecting the operations of any Loan Party, is pending, or, to Borrowers’ knowledge, threatened, planned or contemplated.

(j)           Fiscal Year.  The fiscal year of Borrowers ends on September 30.

(k)         Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l)          Regulations T, U and X.  No Loan Party is principally engaged, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U promulgated by the Board.  Not more than twenty five percent (25%) of the assets of any Borrower consists of margin stock, within the contemplation of Regulation U, as amended.  Borrowers shall not use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry margin stock in a manner that violates Regulations T, U or X of the Board.

(m)         Environmental Matters.

(1)            Except as disclosed on Schedule 3.01(m):

(A)        the operations of the Loan Parties comply in all material respects with Environmental Laws;

(B)       to Borrowers’ knowledge, each Loan Party has all permits, licenses or other authorizations required under Environmental Laws and are in material compliance with such permits;

(C)        no Loan Party nor any of their property or operations, or, to the best of Borrowers’ knowledge, any of their past property or operations, are subject to or the subject of, any investigation known to Borrowers, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting:  (i) any material violation of Environmental Laws; (ii) any remedial action; or (iii) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(D)       there is not now, nor to the best of Borrowers’ knowledge, has there ever been on or in the property of any Loan Party any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material which in any such case could reasonably be expected to result in material liability for such Loan Party; and

(E)         no Loan Party has any material contingent obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(2)             For purposes of this Section 3.01(m), “material” means any noncompliance or basis for liability which could reasonably cause or result in a Material Adverse Effect.

(n)          Capitalization.  Schedule 3.01(n) sets forth (a) a true and complete listing of the owners of each class of each Borrower’s authorized and issued Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.01(n), and (b) the type of entity of each Loan Party.  All of the issued and outstanding Equity Interests of each Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.  No Loan Party has any Subsidiaries, except those listed on Schedule 3.01(n).

(o)          Real Estate.  No Loan Party is in default under any of its leases of real property.

(p)          Accuracy of Information.  No information, exhibit or report furnished by any Loan Party to Bank in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.  As of the Closing Date, all of the information included in any Beneficial Ownership Certification delivered by the Loan Parties and Parent to Bank is true and correct in all respects.

(q)          Material Agreements.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party which default could reasonably be expected to cause or result in a Material Adverse Effect.

(r)          Compliance With Laws.  Each Loan Party has complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its property, except for any failure to comply with any of the foregoing which could not reasonably be expected to cause or result in a Material Adverse Effect.

(s)          Solvency.

(1)            Immediately after the consummation of the Advances to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loan, (A) the fair value of the assets of Borrowers and their Subsidiaries at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Borrowers and their Subsidiaries; (B) the present fair saleable value of the property of Borrowers and their Subsidiaries will be greater than the amount that will be required to pay the probable liability of Borrowers and their Subsidiaries on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) Borrowers and their Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) Borrowers and their Subsidiaries will have sufficient capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(2)           Borrowers and their Subsidiaries do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Debt.

(t)           Insurance.  Each Borrower maintains insurance policies and programs reasonably consistent with prudent industry practice.

(u)          Anti-Corruption Laws and Sanctions.  The Loan Parties and Parent have implemented and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties, Parent and their directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties and their officers and employees and to the knowledge of Borrowers, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (i) the Loan Parties, Parent or, to the knowledge of Borrowers, any of their directors, officers or employees, or (ii) to the knowledge of Borrowers, any agent of the Loan Parties or Parent that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.  No Loan, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.02.          Supplemental Disclosure.  At any time at the reasonable request of Bank and at such additional times as any Loan Party determines, the Loan Parties shall supplement each schedule to the  representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth or described in such schedule.  If any such supplement to such schedule discloses the existence or occurrence of events, facts or circumstances which are restricted or prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule shall not be deemed an amendment thereof unless expressly consented to in writing by Bank, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by Bank of any Event of Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits or similar restrictions contained in this Agreement or any of the other Loan Documents.

Section 3.03.          Survival of Representations and Warranties.  Each Borrower represents and warrants to Bank that none of the written statements, representations or warranties when furnished or made, as applicable, to Bank in connection with this Agreement or any other of the Loan Documents contain, or will contain, any materially untrue statement or omit, or will omit, a material fact necessary to make the statements contained therein or herein, in light of the circumstances when made, not misleading.  All representations and warranties made by the Loan Parties under or in connection with any of the Loan Documents shall survive the making of the Loans, notwithstanding any investigation made by Bank or on Bank’s behalf.

ARTICLE IV

Security for Obligations

Section 4.01.           Collateral for the Obligations.  Until paid in full, the Obligations will be secured as follows:

(a)          Security Agreements; Pledge Agreement.  The Obligations shall be secured by a valid and enforceable first priority security interest and Lien in and to all personal property of the Loan Parties, tangible and intangible, now owned and existing or hereafter acquired or arising, including, without limitation, all equipment, Inventory, Accounts, investment property and general intangibles and all proceeds and products thereof, as well as all Equity Interests of the Borrowers and the present and subsequently acquired Subsidiaries thereof owned by the Loan Parties, subject only to Liens and security interests described in the exceptions enumerated in Section 5.02(b) of this Agreement.

(b)          Guaranties.  Each Guarantor’s continuing unlimited guaranty of payment and performance of all Obligations shall be evidenced by a Guaranty, executed and delivered by such Guarantor in form and substance acceptable to Bank.

(c)          Real Estate.  The Obligations shall be secured by security interests and liens on the Mortgaged Property pursuant to one or more mortgages (each a “Mortgage”) in form and substance satisfactory to Bank in all respects duly executed, acknowledged and delivered to Bank in recordable form.

(d)        Other Collateral.  The Obligations shall be secured by such other Collateral as may be pledged and granted by the Loan Parties or any other Person to Bank as additional Collateral for the Obligations from time to time.

ARTICLE V

Affirmative and Negative Covenants

Section 5.01.          Affirmative Covenants.  Unless otherwise agreed by Bank in a written document, until all Obligations of Borrowers (other than unasserted indemnity or similar obligations) terminate or are paid and satisfied in full, and for so long as Borrowers are entitled to receive any Advance, Borrowers shall strictly observe (or cause to be observed) each of the following covenants:

(a)         Existence.  Each Loan Party shall preserve and maintain its corporate or limited liability company (as applicable) existence in the State of its organization, and in such other States where the failure to qualify and maintain qualification could cause or result in a Material Adverse Effect.

(b)          Reports, Certificates and Other Information.  Borrowers shall furnish or cause to be furnished to Bank the following Financial Statements, certificates and other information, in form satisfactory to Bank:

(1)           Annual Statements.  As soon as available and in any event within 120 days after the close of each fiscal year of Parent, annual consolidated and consolidating Financial Statements for Parent and its Subsidiaries showing their financial condition and results of operations as at the close of such fiscal year and for such fiscal year, all prepared in accordance with GAAP, with such Financial Statements to be audited by independent certified public accountants approved by Bank (which approval shall not be unreasonably withheld), which Financial Statements shall present fairly the financial position of Parent and its Subsidiaries as of the date of such Financial Statements and the results of their operations and changes in financial position for the period covered thereby, all in accordance with GAAP.

(2)            Interim Quarterly Statements.  As soon as available and in any event within 60 days after the end of each fiscal quarter ending after the Closing Date, internally prepared consolidating and consolidated Financial Statements for Parent and its Subsidiaries showing their financial condition and results of operations as at, and for such fiscal quarter and year to date, all in reasonable detail, and certified to Bank by an Authorized Officer.

(3)             [Reserved].

(4)            Compliance Certificates.  Contemporaneously with the furnishing of each set of Financial Statements provided for in Sections 5.01(b)(1) and (2) above, a Compliance Certificate.

(5)           Accounts Receivable Aging.  While any Revolving Credit Obligations are outstanding, within 30 days after the end of each calendar month, a detailed Accounts aging report for the Borrowers with an accompanying reconciliation to the prior Accounts aging report (if applicable) delivered to Bank and the monthly Financial Statements delivered pursuant to Section 5.01(b)(3) above, with supporting materials as Bank shall request, and with such reports to be in form acceptable to Bank in its Permitted Discretion.

(6)            Accounts Payable Aging.  While any Revolving Credit Obligations are outstanding, within 30 days after the end of each calendar month, a report with agings for accounts payable of the Borrowers and with such report to be in form acceptable to Bank in its Permitted Discretion.

(7)          Monthly Borrowing Base Certificates.  While any Revolving Credit Obligations are outstanding, within 30 days after the end of each calendar month, a Borrowing Base Certificate certified to Bank by an Authorized Officer of Borrower Representative, setting forth a computation of the Borrowing Base as of the last day of the period covered thereby.

(8)          Inventory Report.  While any Revolving Credit Obligations are outstanding, within 30 days after the end of each calendar month, a certified report of inventory of each Borrower, including without limitation, details on and a breakdown of age, type, category and location of the inventory, in form acceptable to Bank in its Permitted Discretion.

(9)          Projections.  Within 30 days following the end of each fiscal year of Parent, a copy of the plan and forecast (including a projected balance sheet, income statement and cash flow statement) of Borrowers and its consolidated Subsidiaries for each month of the upcoming fiscal year in form reasonably satisfactory to Bank.

(10)         Orders.  Prompt notice of any material orders in any proceedings to which a Loan Party is a party, issued by any court or regulatory agency, federal or state, and if Bank should so request, a copy of any such order.

(11)          Notice of Default, Litigation, Etc.  Immediately upon learning of the occurrence of an Event of Default or Unmatured Event of Default, or the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding which is material to a Loan Party or the occurrence of any event which could cause or result in a Material Adverse Effect, written notice thereof describing the same and the steps being taken with respect thereto.  Promptly after receipt thereof by Parent or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of Parent or any Subsidiary thereof.

(12)          SEC Filings.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be.

(13)          Beneficial Ownership. Promptly following any request therefor, (x) such other information regarding the changes in ownership of Equity Interests of any Borrower or their Subsidiaries as Bank may reasonably request and (y) information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(14)          Other Information.  Within 15 days of any request therefor, such other information, data and documents concerning the Loan Parties or Parent as Bank may from time to time reasonably request.

(c)          Books, Records and Inspections.  At all reasonable times, upon reasonable notice and as often as Bank may reasonably request, permit authorized representatives of Bank to:  (i) have access to the Collateral and to the financial records of Borrowers and other records relating to the operations and procedures of Borrowers; (ii) discuss the affairs, finances and accounts of Borrowers with, and be advised as to the same by, the officers and/or directors of Borrowers, all as shall be relevant to the performance or observance of the terms, covenants and conditions of this Agreement and the other Loan Documents or the financial condition of Borrowers; and (iii) conduct field audits or other examinations of Collateral; provided however, that Bank’s activities in such regards are conducted in a fashion designed to minimize disruptions to Borrowers’ ongoing business operations.  Borrowers shall pay all reasonable costs and expenses incurred by Bank in connection with all such examinations or audits; provided, that so long as no Event of Default has occurred and is continuing, Borrowers shall not be obligated to reimburse Bank for, or otherwise pay any amounts in respect of, more than one site inspection, examination or audit per year.

(d)          Insurance.  In addition to any insurance required by any other Loan Documents, without duplication, Borrowers shall maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, with Bank named as additional insured and lender’s loss payee on any such insurance policy under a standard lender’s loss payable clause.  Upon request, Borrowers shall promptly provide to Bank a certificate of insurance from the insurer, for each such policy.

(e)        Taxes and Liabilities.  Each Loan Party shall pay when due all taxes, license fees, assessments and other similar liabilities imposed by any Governmental Authority, except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

(f)          Compliance with Legal and Regulatory Requirements.  The Loan Parties and Parent shall maintain compliance with the applicable provisions of all federal, state and local statutes, ordinances and regulations and any court orders or orders of regulatory authorities issued thereunder, except, in each case, to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.  In addition, and without limiting the foregoing sentence, each Loan Party shall (a) ensure that no Person who owns a controlling interest in or otherwise controls such Loan Party is or shall be listed as a Sanctioned Person, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable laws and regulations under the Bank Secrecy Act of 1970, as amended and Anti-Corruption Laws.

(g)          Primary Banking Relationship.  Borrowers shall establish and maintain their primary depository accounts and treasury management relationship with Bank.

(h)          Employee Benefit Plans.  Borrowers shall maintain any Plan in material compliance with ERISA, the Code, and all rules and regulations of regulatory authorities pursuant thereto and shall file all reports required to be filed pursuant to ERISA, the Code, and such rules and regulations.

(i)          Contaminants.  The Loan Parties shall cause any Contaminants which are now or may hereafter be used or generated in the operations of the Loan Parties in reportable quantities to be accounted for and disposed of in compliance with all Environmental Laws and other applicable federal, state and local laws and regulations, and shall immediately notify Bank of any activity with respect to any such Contaminants which is not in compliance with said laws.  Borrowers shall notify Bank immediately upon obtaining knowledge that:

(1)            any premises which have at any time been owned or occupied by or have been under lease to a Loan Party are the subject of an environmental investigation by any federal, state or local governmental agency having jurisdiction over the regulation of any Contaminants, the purpose of which investigation is to quantify the levels of Contaminants located on such premises, or

(2)            any Loan Party has been named or is threatened to be named as a party responsible for the possible contamination of any real property or groundwater with Contaminants, including, but not limited to the contamination of past and present waste disposal sites.

If any Loan Party is notified of any event described in Sections 5.01(i)(1) or (2) above, the Loan Parties shall immediately consult their legal counsel respecting the subject of such notification and (i) upon the advice of counsel, or (ii) at the reasonable request of Bank, engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Loan Parties with respect thereto, and Bank shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to any Loan Party, and the Loan Parties shall immediately establish reserves in the amount of the potential financial liability of any Loan Party identified by such environmental consultants or engineers, after considering any applicable insurance coverage with respect thereto.  The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of Bank, which approval shall not be unreasonably withheld or delayed.

(j)          Property/Material Leases.  Each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.  Each Loan Party shall maintain in full force and effect, without any defaults by such Loan Party thereunder, all leases of real property upon which any of its facilities are located, and Borrowers shall immediately notify Bank in writing of any notice of default or other notice or event which may adversely affect continued occupancy and other rights under any of such leases by the Loan Parties.

(k)          Fiscal Year.  Borrowers shall maintain their current fiscal year end of September 30.

(l)          Further Assurances.  Promptly upon receiving a request from Bank, Borrowers shall take (or cause to be taken) such additional actions, prepare and deliver to Bank such additional information or execute such additional documents as are reasonably necessary to effect the purposes of this Agreement, all as may be reasonably requested by Bank from time to time.  Without limiting the generality of the foregoing sentence, in the event any Borrower or any other Person giving Collateral for the Obligations owns or acquires tangible or intangible personal property that Bank deems is or may not be covered as Collateral or in which Bank deems its security interest is or may not be perfected under the applicable Laws of the United States of America, Borrowers covenant and agree promptly, upon the request of Bank, to execute, or cause to be executed, such other security instruments and documents and take such other actions as Bank may require to grant to Bank a perfected security interest therein, all of which security instruments and documents shall be in form and substance satisfactory to Bank and its counsel in all respects.

(m)         Additional Collateral.  (i) Borrowers will cause any Subsidiaries formed or acquired after the date of this Agreement to become a Borrower hereunder by executing a joinder agreement in form and substance reasonable satisfactory to Bank, and to grant Liens to Bank in all property of such Subsidiary pursuant to security documents in form and substance satisfactory to Bank; (ii) Borrowers will cause (1) 100% of the issued and outstanding Equity Interests of each of their domestic Subsidiaries and (2) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary owned by Borrowers to be subject at all times to a perfected Lien in favor of Bank pursuant to the terms and conditions of the Loan Documents or other security documents as Bank shall reasonably request; (iii) without limiting the foregoing, Borrowers will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to Bank such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required by law or which Bank may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Loan Documents, all at the expense of Borrowers; and (iv) if any material assets (including any real property or improvements thereto or any interest therein) are acquired by Borrowers or their Subsidiaries after the date of this Agreement (other than assets constituting Collateral that become subject to the Lien in favor of Bank pursuant to the Loan Documents upon acquisition thereof or specifically excluded collateral), Borrowers will (1) notify Bank thereof and, if requested by Bank, cause such assets to be subjected to a Lien securing the Obligations and (2) take, and cause each Subsidiary to take, such actions as shall be necessary or reasonably requested by Bank to grant and perfect such Liens, including actions described in paragraph (iii) of this Section, all at the expense of Borrowers.

Section 5.02.          Negative Covenants.  Unless otherwise agreed by Bank in a prior written document, until all Obligations of Borrowers (other than unasserted indemnity or similar obligations) terminate or are paid and satisfied in full, and so long as Borrowers are entitled to receive any Advance, Borrowers shall strictly observe (or cause to be observed) each of the following covenants:

(a)          Debt.  The Loan Parties shall not, without the prior written consent of Bank, incur nor permit to exist any Debt except:

(1)            Debt to Bank;

(2)            the Debt obligations identified on Schedule 5.02(a) attached to this Agreement;

(3)            Subordinated Debt;

(4)            Debt obligations secured by Liens pertaining to purchase money security interests or Capital Leases in an aggregate outstanding principal amount not exceeding $500,000 at any time;

(5)            Debt in respect of Interest Rate Agreements for bona fide hedging purposes and not speculation; and

(6)           intercompany Debt between the Loan Parties, provided such Debt is evidenced by a note in form and substance acceptable to Bank in its reasonable discretion and pledged to Bank pursuant to the Loan Documents.

(b)          Liens.  The Loan Parties shall not, without the prior written consent of Bank, create or permit to exist any Lien with respect to any property or assets now owned or hereafter acquired by the Loan Parties, except:

(1)             Liens in favor of Bank created pursuant to the requirements of this Agreement or otherwise;

(2)          any Lien or deposit with any governmental agency required or permitted to qualify a Loan Party to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

(3)           any mechanic’s, worker’s, repairmen’s, carrier’s, warehousemen’s or other like Liens arising in the ordinary course of business for amounts not yet due and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such Liens;

(4)            easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not materially detract from the value of such property or its marketability or its usefulness in the business of the Loan Parties;

(5)            Liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(6)            Liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(7)            Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(8)             those specific Liens now existing (if any) described on Schedule 5.02(b) attached to this Agreement;

(9)            normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and

(10)          Liens pertaining to permitted purchase money security interests and Capital Leases securing new Debt obligations, to the extent permitted under Section 5.02(a)(4).

(c)         Investments.  The Borrowers shall not, without the prior written consent of Bank, make or permit to exist any Investments, including loans, advances or extensions of credit by it to any other Person, except for:

(1)            Investments in cash or Cash Equivalents;

(2)            Investments in their respective Subsidiaries (i) existing on the date hereof or (ii) formed after the date hereof to the extent the Loan Parties have delivered any documents or agreements required by Section 5.01(m) above within 30 days of such formation;

(3)            Permitted Acquisitions;

(4)            Investments constituting Debt to the extent permitted by Section 5.02(a);

(5)           extensions of credit or credit accommodations to customers or vendors made in the ordinary course of its business or Investments in Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(6)           reasonable salary advances to non-executive employees, and other advances to agents and employees for anticipated expenses to be incurred on its behalf in the course of discharging their assigned duties;

(7)            the specific existing Investments listed on Schedule 5.02(c) attached to this Agreement; and

(8)          other Investments made in the ordinary course of business so long as (i) no Event of Default exists when such Investment is consummated and (ii) the aggregate amount of such Investments does not exceed $500,000 at any time.

(d)          Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries.  Other than (1) Permitted Acquisitions, (2) the merger of any Subsidiary of a Borrower with and into a Borrower so long as a Borrower is the surviving entity, or (3) the merger of any Subsidiary of a Borrower with and into another Subsidiary of a Borrower so long as the surviving entity is a Loan Party, the Borrowers shall not (i) be a party to any consolidation or to any merger or purchase the capital stock of or otherwise acquire any equity interest in any other business entity, (ii) acquire any material part of the assets of any other business entity, (iii) sell, transfer, convey or lease all or any material part of its assets, except for the sale of Inventory in the ordinary course of business or the disposition of obsolete equipment (provided in such case replacement equipment is purchased with an equal or greater value), or (iv) enter into (or agree to enter into) any Division/Series Transaction.

(e)          Other Agreements.  No Loan Party shall enter into any agreement containing any provision which would be violated or breached in material respect by the performance of its obligations under this Agreement or under any other Loan Document.

(f)          Change Name/Location of Principal Office.  No Loan Party shall change its legal name, the jurisdiction of its organization, or the location of its principal office unless it gives not fewer than thirty (30) days’ prior written notice of such change to Bank.

(g)          Contaminants.  No Loan Party shall allow or permit to continue the release or threatened release of any Contaminant in violation of any Environmental Laws on any premises owned or occupied by or under lease to such Loan Party which could reasonably be expected to cause or result in a Material Adverse Effect.

(h)          Restricted Payments.  No Borrower shall make any Distributions to its shareholders or members, whether in the form of dividends, purchase or redemption of shares, or otherwise, other than (i) so long as such Borrower is a “pass-through” tax entity for United States federal income tax purposes, Tax Distributions, (ii) the 2023 Parent Distribution, and (iii) so long as, both at the time of and immediately after giving effect to any such Distribution, no Event of Default shall have occurred and be continuing, Borrowers would be in pro forma compliance with the financial covenants contained in Section 5.03 of this Agreement and the Loan Parties have delivered any documents or agreements required by Section 5.01(m) above prior to such Distribution, the Distribution of any Equity Interests in a Subsidiary of a Borrower to Parent, to the extent such Subsidiary also constitutes a Borrower hereunder.

(i)          Negative Pledge Limitation.  No Loan Party shall enter into any agreement with any person, other than Bank, which prohibits or limits its ability to create, incur, assume, or suffer to exist in favor of Bank any Lien upon any of its assets, rights, revenues, or property, real, personal, or mixed, tangible or intangible, whether now owned or hereafter acquired except for agreements (i) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (ii) constituting customary restrictions on assignment in leases and other contracts.

(j)          Transactions with Equity Holders and Affiliates.  No Loan Party shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of Equity Interests in such Loan Party or with any Affiliate of such Loan Party, other than (i) transactions expressly permitted by the Loan Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors' fees and indemnities; (iii) transactions solely among Borrowers; and (iv) other transactions on terms that are no less favorable to such Loan Party than those that might be obtained in an arm’s length transaction at the time from Persons who are not a holder or an Affiliate.

(k)          Accounting Policies/Change of Business.  No Loan Party shall (i) change its fiscal year or any of its significant accounting policies except to the extent necessary to comply with GAAP; and (ii) make any material change in the nature of its business as carried on as of the Closing Date.

(l)          Prohibited Use of Loans.  No portion of any Advance or any Loan made hereunder shall be used for any purpose not expressly permitted under Article II of this Agreement.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Borrowers will not request any Loan or Letter of Credit, and Borrowers shall not use, and Borrowers shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(m)         USA Patriot Act.  No Loan Party shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrowers or from otherwise conducting business with such Loan Party, or (b) fail to provide documentary and other evidence of the identity of such Loan Party or any holder of its Equity Interests as may be requested by Bank at any time to enable Bank to verify such Loan Party or any holder of its Equity Interests identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 or the Beneficial Ownership Regulation.

(n)         Amendment of Material Documents.  No Loan Party shall amend, modify or waive any of its rights under (a) its Organizational Documents, to the extent any such amendment, modification or waiver would be adverse to the Bank in any material respect or (b) any agreement relating to any Subordinated Debt except to the extent expressly permitted by the Subordination Agreement applicable thereto.

(o)        Subordinated Debt/Subordination Agreements.  Borrowers shall not make any payments with respect to any Subordinated Debt except to the extent expressly permitted by the Subordination Agreement applicable thereto.

Section 5.03.          Financial Covenants.  Unless otherwise agreed by Bank in a prior written document, until all Obligations of Borrowers terminate or are paid and satisfied in full (other than unasserted indemnity or similar obligations) and for so long as Borrowers are entitled to receive any Advance, Borrowers shall strictly observe each of the following financial covenants:

(a)          Fixed Charge Coverage Ratio.  Borrowers and their Subsidiaries shall maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 as of the close of each fiscal quarter of Borrowers.  In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2023, for the four fiscal quarter period ending on the date of determination.

(b)         Total Funded Debt to EBITDA Ratio.  Borrowers and their Subsidiaries shall maintain a Total Funded Debt to EBITDA Ratio of less than 2.25 to 1.00 as of the close of each fiscal quarter of Borrowers.  In each case, the Total Funded Debt to EBITDA Ratio shall be determined as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2023.

ARTICLE VI

Lending Conditions

Section 6.01.          Conditions of Lending.  The obligation of Bank to make any Advance under the Loans shall be subject to the satisfaction or waiver of each of the following conditions precedent:

(a)          No Default.  No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties of Borrowers contained in Section 3.01 of this Agreement shall be materially true and correct as of the date of this Agreement and as of the date of each Advance (except for representations and warranties that specifically relate to an earlier date, which shall be materially true and correct as of such earlier date), except that after the date of this Agreement all representations will be construed to have been amended to conform with any changes of which Bank shall previously have been given notice in writing by Borrowers.

(b)          Documents and other Items to be Furnished at Closing.  With respect to the initial Advance on the Closing Date only, Bank shall have confirmed the following conditions have been satisfied and shall have received contemporaneously with the execution of this Agreement, the following items, and with respect to any documents, each shall be duly executed by the parties or intended signatories thereto, currently dated (as applicable) and in form and substance satisfactory to Bank:

(1)            Any Loan Documents to be executed as of the Closing Date.

(2)            A copy of the resolutions of the board of directors (or equivalent governing body) of each Loan Party authorizing the execution and delivery, on behalf of such Loan Party, of the Loan Documents provided for in this Agreement to which it is a party, certified by the Secretary (or comparable officer) of such Loan Party.

(3)          A certificate of the Secretary (or comparable officer) of each Loan Party certifying the names of the officer or officers authorized to sign the Loan Documents provided for in this Agreement to which such Loan Party is a party, for and on behalf of such Loan Party.

(4)            Certificate of Good Standing or Existence for each Loan Party from its jurisdiction of organization.

(5)            A copy of (i) the articles of incorporation or organization of each Loan Party, certified by the Secretary of State of its applicable jurisdiction of organization, and (ii) the current bylaws or operating agreement of each Loan Party, certified by its Secretary (or comparable officer).

(6)            The release of all Liens other than Permitted Liens on any property of the Loan Parties as required by Bank.

(7)            Payment to Bank of a commitment fee in the amount of $155,250.00.

(8)          Payment to Bank in reimbursement for all reasonable costs and expenses incurred by Bank in the preparation and closing of the Loan Documents and in the making of the Loans, including without limitation, Borrowers’ payment of Bank’s attorneys’ fees payable to Taft Stettinius & Hollister LLP, for the preparation and closing of the Loan Documents and all documents executed in connection therewith.

(9)          A favorable written opinion of counsel for the Loan Parties and Parent addressed to Bank, dated as of the Closing Date, containing such opinions and being in form and substance acceptable to Bank and its counsel.

(10)          Evidence of insurance of the types and of the amounts as may be required by this Agreement and the other Loan Documents showing Bank named as additional insured and lender’s loss payee on any such insurance policy under a standard lender’s loss payable clause.

(11)          Uniform Commercial Code financing statements in such form and for filing in such jurisdictions as Bank may request with respect to each Loan Party.

(12)          All material governmental and material third party consents and approvals (including, in any case, shareholder and director consents and approval) necessary for the execution, delivery and performance of the Loan Documents shall have been obtained and be in effect.

(13)          An initial Borrowing Base Certificate, demonstrating Availability of at least $1,000,000.00 after giving effect to the Advances to be made on the Closing Date.

(14)          No Material Adverse Effect shall have occurred and no material litigation with respect to any Loan Party shall exist.

(15)        Bank shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(16)           Such other documents, certificates, agreements and/or information as Bank may reasonably require.

(c)          Documents to be Furnished at Time of Each Advance.  With respect to any Advance hereunder, Bank shall have received the following prior to making such Advance, each duly executed and currently dated, unless waived at Bank’s discretion as provided in Section 2.01(c) of this Agreement:

(1)             An Application for Advance;

(2)            With respect to an Advance of the Revolving Loan, a Borrowing Base Certificate; and

(3)            Such other documents as Bank may reasonably require.

Each request for an Advance shall constitute a representation and warranty by Borrowers that no Event of Default exists, that each of the representations and warranties contained in this Agreement are true and correct in all material respects as of such date and time (except for representations and warranties that specifically relate to an earlier date, which shall be true and correct in all material respects as of such earlier date) and that the applicable conditions contained in this Article VI have been satisfied.

ARTICLE VII

Events of Default; Acceleration

Section 7.01.          Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

(a)          Nonpayment of the Loans.  Borrowers shall fail to pay (i) any principal on any Loan when and as the same shall become due and payable, or (ii) any interest on any Loan, fee or other Obligation within five (5) days after the same shall become due and payable.

(b)        Nonpayment of Other Debt.  Except when payment of Subordinated Debt is blocked pursuant to the relevant Subordination Agreement, default by any Loan Party in the payment when due, whether by acceleration or otherwise, of any other Debt for borrowed money in an aggregate principal amount exceeding $100,000 to any party other than the Bank, or default in the performance or observance of any obligation or condition with respect to any such other Debt if the effect of such default is to accelerate the maturity of such other Debt or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its scheduled maturity.

(c)          Bankruptcy, Insolvency, etc.  (i) Any Insolvency Event shall occur with respect to any Loan Party; (ii) any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within 60 days after its issue or levy; (iv) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; or (v) there is a cessation of any material part of any Loan Party’s business for a material period of time.

(d)          Warranties and Representations.  Any warranty or representation made by any Loan Party in this Agreement, or any of the other Loan Documents, proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by any Loan Party to Bank proving to have been false or misleading in any material respect when made or delivered.

(e)          Violations of Certain Covenants.  Any Loan Party shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on it under the following provisions:

(1)             Sections 5.01(b) through 5.01(d) of this Agreement and such failure shall continue unremedied for five (5) Business Days; or

(2)             Section 5.01(a), Section 5.01(g), Section 5.02 or Section 5.03 of this Agreement.

(f)         Noncompliance With Other Provisions of this Agreement.  Failure of any Loan Party to comply with or perform any covenant or other provision of this Agreement (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 7.01) and continuance of such failure for thirty (30) days.

(g)         Noncompliance With Other Loan Documents.  The occurrence of any event of default or default under any of the other Loan Documents after the expiration of any applicable notice and cure periods.

(h)          Change of Control.  There shall be a Change of Control, without the prior written consent of Bank.

(i)          Loan Documents; Failure of Security.  At any time, for any reason, (i) any  Loan Document that materially affects the ability of Bank to enforce the Obligations or enforce its rights against the Collateral ceases to be in full force and effect or any Loan Party seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or any Loan Party seeks to render such Liens, invalid and unperfected, or (ii) Liens on Collateral in favor of Bank contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall not have the perfection or priority contemplated by this Agreement or the Loan Documents.

(j)         Environmental Matters.  Any Loan Party shall be the subject of any proceeding or investigation that (a) is pertaining to (i) the Release by such Loan Party of any Contaminant into the environment, (ii) the liability of such Loan Party arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental Law by such Loan Party and (b) in any case, has or is reasonably likely to cause or result in a Material Adverse Effect.

(k)          Default on other Bank Obligations.  Any Loan Party shall default in the payment or performance of any Debt or obligations owing to Bank other than the Obligations, after the expiration of any applicable notice and cure periods.

(l)          Waiver of Minimum Funding Standard.  If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and Bank believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to cause or result in a Material Adverse Effect.

(m)        Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $100,000 (net of insurance coverage therefor that has not been denied by the insurer) shall be rendered against any Loan Party and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal and being appropriately contested in good faith by proper proceedings diligently pursued.

(n)         Guarantor Revocation.  Any guarantor of the Obligations shall terminate or revoke or refuse to perform any of its payment obligations under the applicable guaranty or breach any of the other terms of such guaranty.

(o)          Invalidity of Subordination Provisions, etc. Through no fault of Bank, any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

Section 7.02.          Effect of Event of Default.

(a)         Automatic Acceleration.  If any Event of Default described in Section 7.01(c) of this Agreement shall occur, maturity of the Loans shall immediately be accelerated, the Notes and the Loans evidenced thereby, and all other indebtedness and any other payment Obligations of Borrowers to Bank, shall become immediately due and payable and the Revolving Loan Commitment and the Acquisition Loan Commitment shall be reduced immediately to zero dollars ($0), all without demand or notice of any kind.

(b)         Elective Acceleration.      If any Event of Default other than an Event of Default described in Section 7.01(c) has occurred and is continuing, Bank or any other holder of the Notes may accelerate payment of the Loans and declare the Notes and all other payment Obligations due and payable, whereupon maturity of the Loans shall be accelerated, the Notes and the Loans evidenced thereby, and all other payment Obligations of Borrowers to Bank shall become immediately due and payable and the Revolving Loan Commitment and the Acquisition Loan Commitment shall be reduced immediately to zero dollars ($0), all without demand or notice of any kind.  Bank or such other holder shall promptly advise Borrower Representative of any such declaration, but failure to do so shall not abrogate the occurrence or impair the effect of such declaration.

(c)          Remedies Not Exclusive.  The remedies of Bank specified in this Agreement or in any other Loan Document shall not be exclusive, and Bank may avail itself of any other remedies provided by law, as well as any equitable remedies available to Bank.

ARTICLE VIII
Miscellaneous

Section 8.01.          Waiver – Amendments.  No delay on the part of Bank, or any holder of the Notes in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by each of the parties hereto.

Section 8.02.         Notices.  Any notice given under or with respect to this Agreement to Borrowers or Bank shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to Borrower Representative or Bank (or other holder of any Note) at its address shown below, or at such other address as any such party may, by written notice to the other party to this Agreement, have designated as its address for such purpose.  The addresses referred to are as follows:

Borrowers:	INDCO, Inc.,
as Borrower Representative
80 Eighth Avenue, Suite 1500
New York, NY 10011
Attn: Darren Seirer

With copy to:	Holland & Knight LLP
150 North Riverside Plaza
Chicago, Illinois
Attn: Wade M. Kennedy

Bank:	First Merchants Bank
10333 N. Meridian Street, Suite 350
Indianapolis, Indiana 46290
Attn: Jeff Pangburn

With copy to:	Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Attn:   Stephen T. Ramey

Section 8.03.         Costs, Expenses and Taxes.  Borrowers agree to pay (without duplication), all of the following fees, costs and expenses incurred by Bank:  (i) all reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of the Loan Documents and any and all other documents furnished pursuant hereto or in connection herewith, including without limitation the reasonable and documented fees and out-of-pocket expenses of outside counsel to Bank, as well as the reasonable and documented fees and out-of-pocket expenses of such counsel in connection with the administration of this Agreement, (ii) all reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished pursuant thereto or in connection therewith, including without limitation the reasonable and documented fees and out-of-pocket expenses of counsel retained by Bank relative thereto, (iii) all UCC and Lien search fees, all title insurance, survey, appraisal, environmental evaluation fees, costs, and expenses, and costs and all fees and taxes payable in connection with the filing or recording of any Loan Documents or financing statements; (iv) all costs and expenses (including, without limitation, reasonable and documented attorneys’ fees and expenses of Bank), if any, in connection with the enforcement of this Agreement and/or any other Loan Documents or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith; and (v) all reasonable costs and expenses incurred by Bank in conducting an independent audit or review by Bank’s internal staff of the books and records of Borrowers and the collateral provided under the Loan Documents, including, without limitation, the costs and expenses of examinations of the Collateral (to the extent provided in Section 5.01(c) above).  In addition, Borrowers shall pay any and all stamp, transfer and other similar taxes payable or reasonably determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Documents, or the issuance of the Notes, or the making of the Loans, and agree to save and hold Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes, except to the extent directly caused by the gross negligence or willful misconduct of Bank.   Any portion of the foregoing fees, costs and expenses which remains unpaid for a period of 30 days following Bank’s delivery of a written statement and request for payment thereof in accordance with this Agreement shall bear interest from the date of such statement and request to the date of payment at a per annum rate equal to the Default Rate.

Section 8.04.         Severability.  If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Loan Document and the remaining provisions shall be enforceable in accordance with their terms.

Section 8.05.          Captions/Time of Essence.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.  Time is of the essence under the Loan Documents.

Section 8.06.          Governing Law.  Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Illinois, notwithstanding the fact that Illinois conflicts of laws, rules or principles might otherwise require the substantive rules of law of another jurisdiction to apply.  EACH BORROWER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON SUCH BORROWER AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY MESSENGER, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY REGISTERED MAIL DIRECTED TO SUCH BORROWER AT THE ADDRESS STATED IN SECTION 8.02 OF THIS AGREEMENT.  NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 8.07.         Prior Agreements, Etc.  This Agreement supersedes all previous agreements and commitments made by Bank and Borrowers with respect to the Loans and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by Bank.

Section 8.08.         Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of Borrowers and Bank and their respective heirs, successors and assigns, provided that Borrowers’ rights under this Agreement shall not be assignable without the prior written consent of Bank.

Borrowers agree that Bank may at any time sell, assign, or transfer one or more interests or participations in all or any part of its rights or obligations in respect of the Loans to one or more purchasers or participants whether or not related to Bank, without prior notice to or the consent of Borrowers.  Borrowers agree that Bank may provide any information Bank may have about the Loan Parties or about any matter relating to the Loans to any of their subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of any Note, or participants or potential participants in the Loans, subject to customary confidentiality provisions.

Section 8.09.        Waiver of Jury Trial/Jurisdiction.  EACH BORROWER AND BANK HEREBY VOLUNTARILY, KNOWINGLY, ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY TRIAL OR HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) AMONG BANK AND BORROWERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN BORROWERS AND BANK.  THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT OR IN THE OTHER LOAN DOCUMENTS.

NEITHER ANY BORROWER NOR BANK WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

EACH BORROWER AGREES THAT THE COURTS OF THE STATE OF INDIANA LOCATED IN HAMILTON COUNTY, INDIANA, AND THE FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF INDIANA, INDIANAPOLIS DIVISION, HAVE NON-EXCLUSIVE JURISDICTION OVER ANY AND ALL ACTIONS AND PROCEEDINGS INVOLVING THIS AGREEMENT OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING.  EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM, AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS IN ACCORDANCE WITH THE TERMS HEREOF. FINAL JUDGMENT IN ANY SUCH PROCEEDING AFTER ALL APPEALS HAVE BEEN EXHAUSTED OR WAIVED SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPER-TIES IN THE COURTS OF ANY JURISDICTION.

Section 8.10.          Highest Lawful Rate.  Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of the Notes, accrued or paid from the date hereof, and (b) the aggregate of any other amounts accrued or paid pursuant to the Notes, or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon such Debt from the date hereof, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of such Debt.  In this connection, it is expressly stipulated and agreed that it is the intent of the Loan Parties and Bank to contract in strict compliance with Illinois usury laws and with any other applicable state usury laws and with federal usury laws (whichever permit the higher rate of interest) from time to time in effect.  In furtherance thereof, none of the terms of this Agreement, the Notes or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate.  Neither the Loan Parties nor any other Person now or hereafter becoming liable for payment of the Obligations pursuant to the Loan Documents shall ever be liable for interest in excess of the Highest Lawful Rate.  If under any circumstances the aggregate amounts paid on the Obligations include amounts which by law are deemed interest which would exceed the Highest Lawful Rate, Borrowers stipulate that such amounts will be deemed to have been paid as a result of an error on the part of the Loan Parties and Bank, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess.  The parties further stipulate that such refund shall be a sufficient and sole remedy for such error and that no party shall be entitled to any damages or penalties, whether statutory or otherwise, as a result of such error.  In addition, all sums paid or agreed to be paid to the holder or holders of the Obligations for the use, forbearance or detention of the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Obligations.  The provisions of this Section 8.10 shall control all agreements, whether now or hereafter existing and whether written or oral, between the Loan Parties and Bank.

Section 8.11.         Indemnification.  Borrowers further agree to defend, protect, indemnify, and hold harmless Bank and its Affiliates, and Bank’s and its Affiliates’ respective officers, directors, employees, attorneys and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of the following (collectively, the “Indemnified Matters”):

(a)          this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Advances and Loans, the management of such Advances or Loans, the use or intended use of the proceeds of the Advances or Loans hereunder, or any of the other transactions contemplated by the Loan Documents;

(b)         the business operations of the Loan Parties (it being expressly agreed that Bank shall not be deemed to control the business activities of the Loan Parties as a result of this Agreement, the other Loan Documents or the performance thereof); or

(c)         any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Law arising from or in connection with the past, present or future operations of the Loan Parties or any of their predecessors in interest, or, the past, present or future environmental, health or safety condition of any property of the Loan Parties, the presence of asbestos containing materials at any property of the Loan Parties or the Release or threatened Release of any Contaminant into the environment;

provided, however, Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or gross negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction.  If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  The indemnity set forth herein shall be in addition to any other Obligations of Borrowers to Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the obligation of Bank to make the Loans and the payment of all Obligations.

Section 8.12.         Setoff.  In addition to, and without limitation of, any rights of Bank under applicable law, if any Event of Default occurs and is continuing, any indebtedness from Bank (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due.

Section 8.13.          Counterparts.  This Agreement may be executed by original, facsimile, or electronic signature (which both facsimile and electronic signature shall be binding and enforceable the same as if original) in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by Borrowers and Bank.  The parties hereto agree that “execution,” “signed,” “signature,” and words of like import in this document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

Section 8.14.          Patriot Act.  Bank hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties and Parent, which information includes the name and address of the Loan Parties and Parent and other information that will allow Bank to identify the Loan Parties and Parent in accordance with the Act.

Section 8.15.          Borrower Representative.  The Borrower Representative is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower, and the Borrower Representative agrees to act as such contractual representative.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to Bank the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.  Bank, and its officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this appointment under this Agreement.

Section 8.16.           Joint and Several Obligations.     Borrowers’ Obligations under this Agreement and the other Loan Documents shall be the joint and several obligations of Borrowers.

[Signature page follows]

IN WITNESS WHEREOF, Borrowers and Bank, by their respective duly authorized officers, have executed and delivered this Agreement on the Closing Date.

INDCO, INC.

By:	/s/ Kristina Wilberding
Kristina Wilberding, Chief Financial Officer

ANTIBODIES INCORPORATED

By:	/s/ William Fry
William Fry, President

AVES LABS, INC.

By:	/s/ Vincent Verde
Vincent Verde, Secretary

PHOSPHOSOLUTIONS LLC

By:	/s/ Vincent Verde
Vincent Verde, Secretary

IMMUNOCHEMISTRY TECHNOLOGIES LLC

By:	/s/ Vincent Verde
Vincent Verde, Secretary

ECM BIOSCIENCES, LLC

By:	/s/ Dominique C. Schulte
Dominique C. Schulte, Vice President

Signature Page to Amended and Restated Credit Agreement

STEPHEN HALL PHD LTD

By:	/s/ William Fry
William Fry, Secretary

IMMUNOBIOSCIENCE CORP.

By:	/s/ William Fry
William Fry, Secretary

(“Borrowers”)

Signature Page to Amended and Restated Credit Agreement

FIRST MERCHANTS BANK

By:	/s/ Jeff Pangburn
Jeff Pangburn, Vice President

(“Bank”)

Signature Page to Amended and Restated Credit Agreement

List of Exhibits and Schedules

Schedule 3.01(m) – Environmental Matters
Schedule 3.01(n) – Organizational Structure/Capitalization
Schedule 5.02(a) – Existing Debt (other than to Bank)
Schedule 5.02(b) – Permitted Liens
Schedule 5.02(c) – Existing Investments

Schedule 3.01(m) – Environmental Matters

None.

Schedule 3.01(n) - Organizational Structure/Capitalization

Schedule 5.02(a) – Existing Debt (other than to Bank)

Sally Hed – $495,845 Sellers Note

Schedule 5.02(b) – Permitted Liens

Solely for the 60 day period following the Closing Date (as such date may be extended by Bank in its sole discretion), the Lien evidenced by filing number U200002790218 filed with the California Secretary of State naming Antibodies Incorporated as Debtor and the U.S. Small Business Administration as Secured Party.

Schedule 5.02(c) – Existing Investments

None.